                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (date of earliest event reported)     February 4, 2000
                                                 ------------------------------


                                RAILAMERICA, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    DELAWARE
--------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)



               0-20618                                    65-0328006
-----------------------------------          -----------------------------------
     (Commission File Number)                (IRS Employer Identification No.)



                          5300 BROKEN SOUND BLVD., N.W.
                            BOCA RATON, FLORIDA 33487
--------------------------------------------------------------------------------
          (Address of principal executive offices, including Zip Code)



Registrant's telephone number, including area code           (561) 994-6015
                                                   ----------------------------



                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

         On February 4, 2000, RailAmerica, Inc., a Delaware corporation (the "Registrant"), acquired all of the issued and outstanding shares (the "Shares") of capital stock of RailTex, Inc., a Texas corporation ("RailTex"), pursuant to the merger (the "Merger") of Cotton Acquisition Corp., a Texas corporation wholly owned by the Registrant ("Merger Sub"), with and into RailTex. Pursuant to the Merger, each Share was converted into the right to receive (the "Merger Consideration") (i) $13.50 in cash, without interest, and (ii) 0.66666667 shares of the Registrant's common stock, par value $.001. The Merger Consideration was determined though negotiations between the Registrant and RailTex. The board of directors of each of the Registrant and RailTex received an opinion that the Merger Consideration was fair from a financial point of view. The Merger is expected to be accounted for as a purchase.

         Financing for the Merger is being provided by Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ"). The financing will consist, in part, of the following senior secured credit facilities: a Term A loan in the amount of $125,000,000 bearing interest initially at a rate of LIBOR plus 3.0%, a Term B loan in the amount of $205,000,000 bearing interest initially at a rate of LIBOR plus 3.25%, a U.S. Revolving loan in the amount of $30,000,000 bearing interest initially at a rate of LIBOR plus 3.0%, a Canadian revolving loan in the amount of $10,000,000 bearing interest initially at a rate of LIBOR plus 3.0%, and an Australian revolving loan in the amount of $10,000,000 bearing interest initially at a rate of LIBOR plus 3.0%. In addition, the Merger is also being financed by the issuance of $95,000,000 of 13% Senior Subordinated Increasing Rate Bridge Notes (the "Senior Sub Bridge Notes") and $55,000,000 of 15% Increasing Rate Asset Bridge Notes (the "Asset Bridge Notes" and, together with the Senior Sub Bridge Notes, the "Bridge Notes"). The Bridge Notes will be issued by a subsidiary of the Registrant with the Registrant guaranteeing, on a subordinated basis, the obligations of the subsidiary under the Bridge Purchase Agreement. The Registrant expects to redeem the Asset Bridge Notes with the proceeds derived from the proposed sale of Kalyn/Siebert, Inc. ("Kalyn"), the Registrant's truck trailer manufacturer subsidiary. On November 12, 1999, the Registrant announced its intention to sell Kalyn.

         The Merger was consummated pursuant to the terms of an Agreement and Plan of Merger, dated as of October 14, 1999, by and among the Registrant, Merger Sub and RailTex. Effective at the Closing, the separate corporate existence of Merger Sub ceased. RailTex, the surviving corporation of the Merger, continues to be governed by the laws of the State of Texas. In connection with the Merger, Ronald A. Rittenmeyer, a former executive officer and director of RailTex, entered into a non-competition agreement with Registrant.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      Financial Statements of Business Acquired.

         Attached hereto as exhibit 7(a) and incorporated herein by reference:

             Report of Independent Public Accountants
             Consolidated Statements of Income for the years ended
                 December 31, 1998, 1997 and 1996
             Consolidated Balance Sheets as of December 31, 1998 and 1997 Consolidated Statements of Shareholders' Equity for the years ended
                 December 31, 1998, 1997 and 1996
             Consolidated Statements of Cash Flows for the years ended
                 December 31, 1998, 1997 and 1996
             Notes to Consolidated Financial Statements

             Unaudited Consolidated Statements of Income for the three and nine month periods ended September 30, 1999 and 1998
             Unaudited Consolidated Balance Sheets as of September 30, 1999
                 and 1998
             Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 1999 and 1998
             Unaudited Notes to Consolidated Financial Statements

(b)     Pro Forma Financial Information.

Attached hereto as exhibit 7(b) and incorporated herein by reference:

         Unaudited Pro Forma Consolidated Balance Sheet as of September 30,
         1999.

         Unaudited Pro Forma Condensed Combined Statement of Income for the Nine Months ended September 30, 1999.

         Unaudited Pro Forma Condensed Combined Statement of Income for Year ended December 31, 1998.

         Notes to pro forma consolidated financial statements.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   RAILAMERICA, INC.



Dated:  February 4, 2000           By:    /s/ Gary O. Marino
                                         --------------------------------------
                                   Name: Gary O. Marino
                                   Its:  Chairman, Chief Executive Officer
                                         and President

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To RailTex, Inc.:

   We have audited the accompanying consolidated balance sheets of RailTex, Inc. (a Texas corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RailTex, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP
San Antonio, Texas
January 27, 1999

                         RAILTEX, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                          1998             1997           1996
                                                        ---------       ---------       ---------
OPERATING REVENUES ...............................      $ 161,020       $ 148,791       $ 121,106

OPERATING EXPENSES:
   Transportation ................................         56,852          54,361          39,006
   General and administrative ....................         26,675          26,367          20,948
   Equipment .....................................         18,937          17,954          15,718
   Maintenance of way ............................         16,646          14,168          13,246
   Depreciation and amortization .................         14,258          12,940          10,147
                                                        ---------       ---------       ---------
      Total operating expenses ...................        133,368         125,790          99,065
                                                        ---------       ---------       ---------
OPERATING INCOME .................................         27,652          23,001          22,041

INTEREST EXPENSE .................................        (11,236)        (10,527)         (6,893)

OTHER INCOME, NET ................................          4,215           4,198           1,521
                                                        ---------       ---------       ---------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE .......         20,631          16,672          16,669

INCOME TAXES .....................................         (7,853)         (6,048)         (6,708)
                                                        ---------       ---------       ---------
NET INCOME BEFORE CUMULATIVE EFFECT OF A
CHANGE IN ACCOUNTING PRINCIPLE ...................         12,778          10,624           9,961

CUMULATIVE EFFECT OF A CHANGE IN
ACCOUNTING PRINCIPLE (NET OF INCOME TAXES) .......         (1,703)             --              --
                                                        ---------       ---------       ---------
NET INCOME .......................................      $  11,075       $  10,624       $   9,961
                                                        =========       =========       =========
BASIC EARNINGS PER SHARE:

   NET INCOME BEFORE CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING PRINCIPLE ...........      $    1.39       $    1.16       $    1.09

   CUMULATIVE EFFECT OF A CHANGE IN
   ACCOUNTING PRINCIPLE (NET OF INCOME TAXES) ....          (0.19)             --              --
                                                        ---------       ---------       ---------
   NET INCOME ....................................      $    1.20       $    1.16       $    1.09
                                                        =========       =========       =========
WEIGHTED AVERAGE NUMBER OF BASIC SHARES
OF COMMON STOCK OUTSTANDING ......................          9,205           9,153           9,112

DILUTED EARNINGS PER SHARE:

   NET INCOME BEFORE CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING PRINCIPLE ...........      $    1.38       $    1.15       $    1.08

   CUMULATIVE EFFECT OF A CHANGE IN
   ACCOUNTING PRINCIPLE (NET OF INCOME TAXES) ....          (0.18)             --              --
                                                        ---------       ---------       ---------
   NET INCOME ....................................      $    1.20       $    1.15       $    1.08
                                                        =========       =========       =========
WEIGHTED AVERAGE NUMBER OF DILUTED
SHARES OF COMMON STOCK OUTSTANDING ...............          9,251           9,222           9,231



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                               ASSETS                                                            DECEMBER 31,
                                                                                          -------------------------
                                                                                             1998            1997
                                                                                          ---------       ---------
CURRENT ASSETS:
   Cash and cash equivalents .......................................................      $   1,243       $     570
   Accounts receivable, less doubtful receivables of $844 in 1998; $1,563 in 1997 ..         33,866          32,171
   Prepaid expenses and other current assets .......................................          4,848           2,527
   Deferred tax assets, net ........................................................          1,906           1,777
                                                                                          ---------       ---------
      Total current assets .........................................................         41,863          37,045
                                                                                          ---------       ---------
PROPERTY AND EQUIPMENT, NET ........................................................        291,779         259,444
                                                                                          ---------       ---------
OTHER ASSETS:
   Investments in Brazilian railroad companies .....................................         19,994          17,809
   Other, net ......................................................................          8,709           5,610
                                                                                          ---------       ---------
      Total other assets ...........................................................         28,703          23,419
                                                                                          ---------       ---------
      Total assets .................................................................      $ 362,345       $ 319,908
                                                                                          =========       =========
              LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Short-term notes payable ........................................................      $     215       $     384
   Current portion of long-term debt ...............................................          8,568           7,763
   Accounts payable ................................................................         20,574          18,829
   Accrued liabilities .............................................................         17,729          17,434
                                                                                          ---------       ---------
      Total current liabilities ....................................................         47,086          44,410

DEFERRED INCOME TAXES, NET .........................................................         30,294          20,521

LONG-TERM DEBT, LESS CURRENT PORTION ...............................................        122,982         117,893

OTHER LIABILITIES ..................................................................          6,835           3,826
                                                                                          ---------       ---------
      Total liabilities ............................................................        207,197         186,650
                                                                                          ---------       ---------
COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN BRAZILIAN INVESTMENT ..........................................         11,000              --
                                                                                          ---------       ---------
SHAREHOLDERS' EQUITY:
   Preferred Stock; $1.00 par value; 10 million shares authorized;
     no shares issued or outstanding ...............................................             --              --
   Common Stock; $.10 par value; 30 million shares authorized;
     issued and outstanding 9,273,963 in 1998; 9,160,924 in 1997 ...................            927             916
   Paid-in capital .................................................................         85,115          83,799
   Retained earnings ...............................................................         59,976          48,901
   Deferred compensation ...........................................................           (948)             --
   Accumulated other comprehensive income ..........................................           (922)           (358)
                                                                                          ---------       ---------
      Total shareholders' equity ...................................................        144,148         133,258
                                                                                          ---------       ---------
      Total liabilities and shareholders' equity ...................................      $ 362,345       $ 319,908
                                                                                          =========       =========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)



                                             COMMON STOCK
                                          -------------------                                        ACCUMULATED
                                            SHARES      $.10                                             OTHER            TOTAL
                                          ISSUED AND     PAR    PAID-IN   RETAINED     DEFERRED      COMPREHENSIVE    SHAREHOLDERS'
                                          OUTSTANDING   VALUE   CAPITAL   EARNINGS   COMPENSATION       INCOME           EQUITY
                                          -----------   -----   -------   --------   ------------    -------------    -------------
BALANCE, December 31, 1995 ............         9,111   $ 911   $83,439   $ 28,316   $      --        $      (64)     $   112,602
   Comprehensive income:
   Net income .........................            --      --        --      9,961          --                --            9,961
   Foreign currency translation .......            --      --        --         --          --               (51)             (51)
                                          -----------   -----   -------   --------   ---------        ----------      -----------
     Total comprehensive income .......            --      --        --      9,961          --               (51)           9,910
   Exercise of stock options ..........            13       1       190         --          --                --              191
                                          -----------   -----   -------   --------   ---------        ----------      -----------
BALANCE, December 31, 1996 ............         9,124     912    83,629     38,277          --              (115)         122,703
   Comprehensive income:
   Net income .........................            --      --        --     10,624          --                --           10,624
   Foreign currency translation .......            --      --        --         --          --              (243)            (243)
                                          -----------   -----   -------   --------   ---------        ----------      -----------
     Total comprehensive income .......            --      --        --     10,624          --              (243)          10,381
   Exercise of stock options ..........            37       4       170         --          --                --              174
                                          -----------   -----   -------   --------   ---------        ----------      -----------
BALANCE, December 31, 1997 ............         9,161     916    83,799     48,901          --              (358)         133,258
   Comprehensive income:
   Net income .........................            --      --        --     11,075          --                --           11,075
   Foreign currency translation .......            --      --        --         --          --              (564)            (564)
                                          -----------   -----   -------   --------   ---------        ----------      -----------
     Total comprehensive income .......            --      --        --     11,075          --              (564)          10,511
   Exercise of stock options ..........            33       3       326         --          --                --              329
   Restricted stock awards ............            80       8       990         --        (998)               --               --
   Amortization of deferred compensation           --      --        --         --          50                --               50
                                          -----------   -----   -------   --------   ---------        ----------      -----------
BALANCE, December 31, 1998 ............         9,274   $ 927   $85,115   $ 59,976   $    (948)       $     (922)     $   144,148
                                          ===========   =====   =======   ========   =========        ==========      ===========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                                            ------------------------------------
                                                                                              1998          1997          1996
                                                                                            --------      --------      --------
OPERATING ACTIVITIES:
   Net income .........................................................................   $ 11,075       $ 10,624       $  9,961
   Adjustments to reconcile net income to net cash provided by operating activities:
      Cumulative effect of a change in accounting principle ...........................      2,747             --             --
      Depreciation and amortization ...................................................     14,258         12,940         10,147
      Deferred income taxes ...........................................................      5,432          2,182          3,424
      Provision for losses on accounts receivable .....................................        187            638            783
      Amortization of deferred financing costs ........................................        388            384            348
      Gain on sale of assets ..........................................................     (1,867)        (6,771)        (1,280)
      Gain on sale of minority interest ...............................................     (2,045)            --             --
      Write down of investments .......................................................         --          2,100             --
      Other ...........................................................................         82           (275)            --
      Changes in working capital--
         Accounts receivable ..........................................................       (952)        (5,975)        (6,950)
         Prepaid expenses and other current assets ....................................     (1,635)           (59)            51
         Accounts payable and accrued liabilities .....................................        777         10,109          7,035
                                                                                          --------       --------       --------
      Net cash provided by operating activities .......................................     28,447         25,897         23,519
                                                                                          --------       --------       --------

INVESTING ACTIVITIES:
   Purchase of property and equipment .................................................    (30,320)       (35,507)       (21,393)
   Proceeds from sale of property and equipment .......................................      2,288          7,327          2,354
   Purchase of new properties and related equipment and other costs ...................    (13,096)       (25,978)       (16,682)
   Purchase of investments in Brazilian railroad companies and related costs ..........         --         (1,362)       (21,775)
   Sale of preferred shares in Brazilian railroad company .............................         --          2,758             --
   Proceeds from sale of minority interest ............................................     10,861             --             --
   Organization and acquisition costs .................................................        (79)           (97)           (88)
   Increase in other long-term assets .................................................     (1,617)          (152)          (917)
                                                                                          --------       --------       --------
      Net cash used in investing activities ...........................................    (31,963)       (53,011)       (58,501)
                                                                                          --------       --------       --------
FINANCING ACTIVITIES:
   (Decrease) increase in short-term notes payable ....................................       (355)           218           (937)
   Proceeds from long-term debt .......................................................     21,900         75,000         41,569
   Principal payments on long-term debt and capital leases ............................    (16,687)       (53,398)        (5,197)
   Net (decrease) increase in working capital facilities ..............................       (750)         4,000             --
   Deferred financing costs ...........................................................         (3)          (369)          (465)
   Issuance of common stock ...........................................................        247             74             25
                                                                                          --------       --------       --------
      Net cash provided by financing activities .......................................      4,352         25,525         34,995
                                                                                          --------       --------       --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH ...............................................       (163)            51            (35)
                                                                                          --------       --------       --------
NET CHANGE IN CASH AND CASH EQUIVALENTS ...............................................        673         (1,538)           (22)

CASH AND CASH EQUIVALENTS, beginning of year ..........................................        570          2,108          2,130
                                                                                          --------       --------       --------
CASH AND CASH EQUIVALENTS, end of year ................................................   $  1,243       $    570       $  2,108
                                                                                          ========       ========       ========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  NATURE OF THE COMPANY'S BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

         The accompanying consolidated financial statements include the accounts of RailTex, Inc. and its wholly-owned subsidiaries. References to "RailTex" or the "Company" mean RailTex, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

         The Company is an operator of short line railroads in North America. Its holdings include short line railroads concentrated in the Southeastern and Midwestern United States, in the Great Lakes and New England regions of the United States and in Eastern Canada. The Company also owns investments in two Brazilian railroads and provides management consulting services in Kazakhstan.

         The Company's strategy is to grow through (i) the creation of new business and improvement in operating performance of newly added and currently operated properties and (ii) additions to and divestitures from its portfolio of short line railroad properties, primarily through strategic acquisitions of Class I railroad branch lines or existing short line properties, and divestiture of non-strategic lines to smaller, independently operated short line companies.

ESTIMATES IN FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CASH AND CASH EQUIVALENTS AND CONSOLIDATED STATEMENTS OF CASH FLOWS

         All short-term investments which mature in less than 90 days when purchased are considered cash equivalents. Cash equivalents are stated at cost, which approximates market value.

                         RAILTEX, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)

       Supplemental disclosures of cash flow information (in thousands):

                                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                                              --------------------------------
                                                                                              1998          1997          1996
                                                                                             -------       ------      -------
Cash paid during the year for:
      Interest ............................................................................  $11,207       $8,962      $ 5,795
      Income taxes ........................................................................    2,514        2,604        2,008
Non-cash investing and financing activities:
      Grants ..............................................................................    2,918          352          859
      Capital leases ......................................................................    1,959        1,844          599
      Tax benefit from exercise of non-qualified stock options ............................       76          100           83
      Amortization of deferred compensation ...............................................       50           --           --

Liabilities and long-term debt assumed in connection with the acquisition of railroad companies:
       Fair value of assets acquired ......................................................  $15,809       $   --      $17,669
       Cash paid for capital stock ........................................................   14,003           --        8,873
                                                                                             -------       ------      -------
       Liabilities and long-term debt assumed .............................................  $ 1,806       $   --      $ 8,796
                                                                                             =======       ======      =======



PROPERTY AND EQUIPMENT

         Property and equipment are carried at historical cost. Acquired railroad property is recorded at the purchased cost. Major renewals or betterments are capitalized; routine maintenance and repairs, which do not improve the asset or extend asset lives, are charged to expense when incurred. Gains or losses on sales or other dispositions are credited or charged to income. Depreciation is computed using the straight-line method over periods ranging from 8 to 30 years for roadway and structures, 3 to 15 years for locomotives and other railroad equipment and 3 to 10 years for other non-railroad equipment. Leasehold improvements are amortized over the life of the lease or the service lives of the improvements, whichever is shorter.

         The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets To Be Disposed Of". This statement requires the recognition of an impairment loss on a long-lived asset held for use when events and circumstances indicate that the estimate of undiscounted future cash flows expected to be generated by the asset are less than its carrying amount. The Company recorded an impairment loss totaling approximately $375,000 related to one of its railroad properties for the year ended December 31, 1998.

INVESTMENTS IN BRAZILIAN RAILROAD COMPANIES

         Investments in Brazilian railroad companies represent minority interest in Ferrovia Centro Atlantica, S.A. ("FCA") and Ferrovia Sul Atlantico, S.A. ("FSA") (see Note 5), are accounted for using the cost method of accounting and are valued at the lower of cost or market.

                         RAILTEX, INC. AND SUBSIDIARIES

OTHER ASSETS

         At December 31, 1998, other assets primarily included deferred financing costs, while at December 31, 1997 other assets also included organization and acquisition costs. Financing costs are amortized over the related loan terms using the effective interest method. Amortization of these costs is included in interest expense. Organization and acquisition costs are direct costs incurred in acquiring and licensing operating properties and consist of directly attributable legal and other costs. Prior to the Company's adoption of Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5") (see further discussion below), these costs were amortized using the straight-line method over five years. Amortization of financing and organization and acquisition costs totaled approximately $0.4 million, $1.6 million and $1.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. Accumulated amortization of these costs was approximately $2.5 million and $7.1 million at December 31, 1998 and 1997, respectively.

REVENUE RECOGNITION

         Freight revenues are recognized as shipments initially move onto the Company's tracks, which, due to the relatively short length of haul, is not materially different from the recognition of revenues as shipments progress. Non-freight revenues, including joint facilities, switching, demurrage, car hire and car repair services, are recognized as the service is performed.

INCOME TAXES

         The Company files consolidated U.S. Federal income tax returns which include all of its U.S. subsidiaries and separate Canadian federal income tax returns for each Canadian subsidiary. Deferred income taxes are provided when certain revenues and expenses are reported in periods which are different for financial reporting purposes than for income tax reporting purposes.

         Deferred tax liabilities and assets are recorded based on the enacted income tax rates which are expected to be in effect in the periods in which the deferred tax liability or asset is expected to be settled or realized. A change in the tax laws or rates results in adjustments to the deferred tax liabilities and assets. The effect of such adjustments is included in income in the period in which the tax laws or rates are changed.

FOREIGN CURRENCY TRANSLATION

         The financial position and results of operations of the Company's Canadian subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of operations denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect at year-end, while revenues and expenses are translated at average exchange rates prevailing during the year. The resulting translation gains and losses are charged directly to cumulative translation adjustment, a component of shareholders' equity, and are not included in net income until realized through sale or liquidation of the investment.

CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS AND MAJOR CUSTOMERS

         The Company regularly grants trade credit to all of its customers. In addition, the Company grants trade credit to other railroads through the routine interchange of traffic. The Company's accounts receivable are well diversified except for a concentration of accounts receivable with some Class I railroads. The Company's management believes these Class I railroads are large, financially strong companies, and thus believe the Company's exposure to credit risk is minimal. Approximately 16% and 20% of the Company's accounts receivable were due from one Class I railroad at December 31, 1998 and 1997, respectively. No other customer individually accounted for more than 10% of the Company's accounts receivable balance at December 31, 1998 or 1997.

                         RAILTEX, INC. AND SUBSIDIARIES

         During 1998, the Company served more than 1,100 customers who shipped and received a wide variety of products. Although most of the Company's railroads have a well-diversified customer base, several have one or two dominant customers. The Company's largest customer in 1998 and 1997 was Canadian National Railways ("CN"), representing 7.0% and 8.1% of operating revenues, respectively. The Company's largest customer in 1996 was Indianapolis Power & Light Company, representing 4.6% of operating revenues.

PRICE RISK MANAGEMENT ACTIVITIES

         The Company historically has hedged certain anticipated transactions. Interest rate swaps and diesel fuel price contracts with third parties are used to hedge interest rates and diesel fuel costs. Hedges of anticipated transactions are accounted for under the deferral method with gains and losses on these transactions recognized in interest expense and operating expenses, as applicable, when the hedged transaction occurs. The Company does not currently hold or issue financial instruments for trading purposes.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the Consolidated Balance Sheet and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this statement should be as of the beginning of an entity's fiscal quarter. Earlier application of this statement is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after the issuance of this statement. The Company believes the adoption of this statement will not have a material impact on the financial condition or results of operations of the Company.

         In April 1998, the Accounting Standards Executive Committee issued SOP 98-5. SOP 98-5 requires costs associated with start-up activities to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998, although earlier application is encouraged. The Company adopted SOP 98-5 for the year ended December 31, 1998. This adoption resulted in the recognition of a non-recurring charge of approximately $1,703,000 (net of income taxes) entitled, "Cumulative effect of a change in accounting principle (net of income taxes)" in the accompanying consolidated financial statements. Prior to the adoption of SOP 98-5, the Company capitalized the costs associated with start-up activities, including the acquisition of new railroad properties, and amortized those costs over five years. Prospectively, the Company's results of operations will reflect higher costs associated with the acquisition of new railroad properties in the period of acquisition.

         In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits". The Company does not provide post-retirement or post-employment benefits to its employees.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company adopted this statement for the year ended December 31, 1998.

                         RAILTEX, INC. AND SUBSIDIARIES

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. The Company adopted this statement for the year ended December 31, 1998 as an integral part of Consolidated Shareholder's Equity, (see Note 16).

         In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for, among other things, the transfer and servicing of financial assets, such as factoring receivables with recourse. This statement is effective for transfers and servicing of financial assets occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS 127"). SFAS 127 moved the effective date of the provisions under SFAS 125 to some, but not all, transfers and servicing of assets occurring after December 31, 1997. The Company's adoption of this statement did not have an impact on its financial condition or results of operations.

RECLASSIFICATIONS

         Certain reclassifications have been made in the prior period financial statements to conform with the current period presentation.

2. RELATED PARTY TRANSACTIONS

         The Company purchases, in the normal course of business, various parts for locomotives and grade crossing signals from certain subsidiaries of Harmon Industries, Inc., of which the Company's Founder and Chairman Emeritus is a director. Purchases from subsidiaries of Harmon Industries, Inc. for the years ended December 31, 1998, 1997 and 1996 totaled approximately $1,219,000, $462,000 and $586,000, respectively.

              THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

                         RAILTEX, INC. AND SUBSIDIARIES

3. EARNINGS PER SHARE

         In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which was effective for fiscal years ending after December 15, 1997. As a result, the Company's reported earnings per share for 1996 was restated. Basic earnings per share is determined by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is determined by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Stock options with an exercise price below fair market value for any of the periods presented are considered common stock equivalents.

         The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share computations (in thousands, except per share amounts).

                                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                                            ------------------------------------
                                                                                               1998           1997        1996
                                                                                            ----------      -------      ------
NUMERATOR:
   Net income before cumulative effect of a change in accounting principle ...............  $   12,778      $10,624     $9,961

   Cumulative effect of a change in accounting principle (net of income taxes) ...........      (1,703)          --         --
                                                                                            ----------      -------    -------
   Net income ............................................................................  $   11,075      $10,624     $9,961
                                                                                            ==========      =======    =======
DENOMINATOR:
   Weighted average number of basic share of common stock outstanding ....................       9,205        9,153      9,112

   Effect of dilutive stock options ......................................................          46           69        119
                                                                                            ----------      -------    -------
   Weighted average number of diluted shares of common stock outstanding .................       9,251        9,222      9,231
                                                                                            ==========      =======     ======
BASIC EARNINGS PER SHARE:
   Before cumulative effect of a change in accounting principle ..........................  $     1.39      $  1.16     $ 1.09

   Cumulative effect of a change in accounting principle (net of income taxes) ...........       (0.19)          --         --
                                                                                            ----------      -------     ------
   Total .................................................................................  $     1.20      $  1.16     $ 1.09
                                                                                            ==========      =======     ======
DILUTED EARNINGS PER SHARE:
   Before cumulative effect of a change in accounting principle ..........................  $     1.38      $  1.15     $ 1.08

   Cumulative effect of a change in accounting principle (net of income taxes) ...........       (0.18)          --         --
                                                                                            ----------      -------     ------
   Total .................................................................................  $     1.20      $  1.15     $ 1.08
                                                                                            ==========      =======     ======



         The effect of this accounting change on previously reported earnings per share ("EPS") data was as follows:


                                                                           1996
                                                                        --------
   Primary EPS, as reported ................................            $   1.08
   Effect of SFAS 128 ......................................                 .01
                                                                        --------
   Basic EPS, as restated ..................................            $   1.09
                                                                        ========
   Fully diluted EPS, as reported ..........................            $   1.08
   Effect of SFAS 128 ......................................                  --
                                                                        --------
   Diluted EPS, as restated ................................            $   1.08
                                                                        ========


                         RAILTEX, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT, NET

         Property and equipment, net consisted of the following (in thousands):


                                                                     DECEMBER 31,
                                                                ----------------------
                                                                   1998         1997
                                                                ---------    ---------
Roadway and structures ......................................   $ 263,541    $ 227,455
Locomotives and other railroad equipment ....................      61,831       55,171
Office furniture and other equipment ........................      13,751       11,487
Equipment and vehicles held under capital leases (see Note 7)       5,730        5,264
Vehicles ....................................................       1,120        1,189
                                                                ---------    ---------
                                                                  345,973      300,566

Less accumulated depreciation and amortization ..............     (54,194)     (41,122)
                                                                ---------    ---------
                                                                $ 291,779    $ 259,444
                                                                =========    =========



5. INVESTMENTS IN BRAZILIAN RAILROAD COMPANIES

         In June 1996, a newly formed wholly-owned subsidiary of the Company, RailTex International Holdings, Inc. ("RIHI"), purchased an investment, totaling approximately Brazilian Reals ("R") 16.0 million (U.S. $16.1 million), in FCA, which was awarded a 30 year concession to operate the 4,400 mile Center Eastern Network of the Brazilian federal railroad. The purchase price of the concession, which was the government's minimum bid price, was approximately R316.9 million (U.S. $318.0 million). The Brazilian government structured the transaction as a 30 year concession with a 20.0% down payment and future lease payments due in quarterly installments after an initial two year grace period.

         In December 1996, RIHI purchased an approximate 6% interest, for approximately R5.4 million (U.S. $5.2 million), in FSA, which was awarded a concession to operate the 4,200 mile Southern Network of the Brazilian federal railroad. The purchase price of the concession was approximately R216.6 million (U.S. $208.0 million). The Brazilian government structured the transaction as a 30 year concession with a down payment consisting of a 20.0% installment and a payment consisting of 100.0% of the difference between the Brazilian government's minimum bid price and the purchase price. The remainder of the purchase price is structured as lease payments due in quarterly installments after an initial two year grace period.

         RIHI's initial investments in FCA and FSA were funded by borrowings under the Company's U.S. Acquisition Facility, as defined in Note 7. In February 1997, RIHI sold 2.8 million shares of preferred stock in FCA for approximately R2.9 million (U.S. $2.8 million), of which it used approximately R1.4 million (U.S. $1.3 million) to fund a portion of the investments in FSA.

         RIHI accounts for the FCA and FSA investments under the cost method of accounting. In the fourth quarter of 1997, the Company recorded a write down of its investments in FCA and FSA totaling approximately $2.1 million before tax and approximately $1.4 million after tax, or $0.15 per basic and diluted share, reflecting the effect of the devaluation in the Brazilian Real.

         The continuing economic uncertainty existing in Brazil has impacted the ability of FCA and FSA to finance short-term capital needs. As a result, during 1998 the Board of Directors of FSA implemented a call for additional capital contributions from existing shareholders. The Company did not participate in the capital call and, as a result, its equity percentage in FSA was diluted. The respective Boards of Directors of FCA and FSA may implement additional capital contribution calls from existing shareholders in the future. The Company may or may not choose to participate in such capital calls. In the event that the Company does not participate, its equity percentage could be further diluted.

                         RAILTEX, INC. AND SUBSIDIARIES

         In November 1998, RIHI signed an agreement to sell a 49.5% interest in its Brazilian railroad investments to Global Environment Fund ("GEF"), a Washington, D.C. based investment fund, for approximately $11.0 million. RIHI will retain the remaining 50.5% interest; however, under the related agreement RIHI can be required to repurchase GEF's shares after five years at a price equal to the lower of 95% of the appraised fair market value or certain collar amounts provided for in the related agreement. The transaction closed on December 31, 1998 and RailTex recorded a gain totaling approximately $2.0 million before tax and approximately $1.3 million after tax, or $0.14 per basic and diluted share, on the transaction. This gain is included within "Other income, net" in the accompanying consolidated statement of income. Proceeds from the transaction were used to reduce amounts outstanding on the Company's senior credit facilities.

         Including the effects of the FSA capital call and the divestiture to GEF, at December 31, 1998 RIHI owned approximately 5.0% and 2.1% of the outstanding stock of FCA and FSA, respectively.

6. SHORT-TERM NOTES PAYABLE

         As of December 31, 1998 and 1997, the Company had outstanding unsecured short term notes payable to insurance companies totaling approximately $215,000 and $384,000, respectively. The notes bear interest at 7.75% and 6.92%, respectively, and are due in monthly installments of principal and interest totaling approximately $37,000 and $67,000 through June 1999 and 1998, respectively. For the years ended December 31, 1998 and 1997, the weighted average interest rate for the short term notes payable was 7.2% and 6.7%, respectively.

                         RAILTEX, INC. AND SUBSIDIARIES

7. LONG-TERM DEBT

         Long-term debt consisted of the following (in thousands):


                                                                                                                DECEMBER 31,
                                                                                                         --------------------------
                                                                                                            1998             1997
                                                                                                         ---------        ---------
  Senior unsecured notes payable to two institutions; interest at 7.44%;
     interest only due semiannually; principal balance payable through six
     annual mandatory prepayments beginning July 2007 ............................................       $  50,000        $  50,000
  Senior unsecured notes payable to four institutions; interest at 7.23%; interest only
     due semiannually; principal balance due September 2005 ......................................          40,000           40,000
  Senior unsecured notes payable to banks (U.S. Acquisition Facility); interest is variable (LIBOR based weighted average interest rate of 6.46% on $18.3 million in borrowings and U.S. prime based interest rate of 7.75% on $0.3 million in borrowings at December 31, 1998; LIBOR based weighted average interest rate of 7.66% at December 31, 1997); interest due monthly;
     principal partially due through quarterly principal payments through April 2002, with
     remaining balance due April 2002 ............................................................          18,575           11,956
  Senior unsecured notes payable to two institutions; interest at 9.21%; interest only due semiannually; principal balance of $6.5 million and $3.3 million due
    September 2005 and October 2005, respectively ................................................           9,756           10,499
  Senior unsecured subordinated notes; interest at 12.0%; interest only due semiannually;
     principal balance of $2.5 million and $2.5 million due January 2001 and January 2002,
     respectively ................................................................................           5,000            5,000
  Senior unsecured notes payable to banks (U.S. Working Capital  Facility);  interest is variable (LIBOR based weighted average interest rate of 6.375% and 7.85% at
     December 31, 1998 and 1997, respectively); interest only due monthly
     through April 1999, when all borrowings become due ..........................................           2,000            4,000
  Senior unsecured notes payable to banks (Canadian  Working  Capital  Facility);
     interest is variable (90 day Canadian BA rate of 6.145% and 5.25% at
     December 31, 1998 and 1997, respectively; interest only due monthly through
     April 1999, when all borrowings become due ..................................................           1,951              769
  Senior unsecured notes payable to banks (Canadian Acquisition Facility);  interest is variable; interest due monthly; principal partially due through quarterly
     principal payments through April 2002, with remaining balance due April 2002 ................              --               --
  Capital lease obligations; interest at rates ranging from 7.25% to 8.5% at December
     31, 1998; payable in variable monthly installments through September 2000 ...................           3,513            2,890
  Other, primarily due to state agencies; interest at rates ranging from 5.0% to 7.9%
     at December 31, 1998; payable in variable installments through January 2008 .................             755              542
                                                                                                         ---------        ---------
  Total long-term debt ...........................................................................         131,550          125,656
  Less current portion ...........................................................................          (8,568)          (7,763)
                                                                                                         ---------        ---------
  Long-term debt, less current portion ...........................................................       $ 122,982        $ 117,893
                                                                                                         =========        =========



   At December 31, 1998, the Company had a $300,000 letter of credit ("LOC") outstanding under its U.S. Working Capital Facility, as defined below. This LOC collateralizes a loan under a state program to encourage railroad capital improvement projects.

                         RAILTEX, INC. AND SUBSIDIARIES

         In July 1997, the Company completed a $50.0 million private placement of senior unsecured notes with two institutions. The proceeds were used to reduce outstanding bank debt under the U.S. Acquisition Facility, as defined below.

         In May 1996, the Company entered into a U.S. credit agreement consisting of a $10.0 million U.S. working capital facility ("U.S. Working Capital Facility") and a $75.0 million U.S. acquisition facility ("U.S. Acquisition Facility"). In September 1998, the terms of the credit agreement were amended to increase the U.S. Working Capital Facility to $15.0 million and decrease the U.S. Acquisition Facility to $70.0 million. The Company may borrow under the U.S. Working Capital Facility to provide working capital and may borrow under the U.S. Acquisition Facility to finance acquisitions of property and equipment which meet criteria as defined in the related credit agreement. The facilities expire on April 30, 1999. Interest is payable monthly under the U.S. Working Capital Facility until April 30, 1999, when all borrowings become due. Interest only is payable monthly on new borrowings under the U.S. Acquisition Facility until April 30 of each year, when all such borrowings are rolled into a term note. Term notes are amortized over a six year period; however, all borrowings are due not later than April 30, 2002. Both the U.S. Working Capital Facility and U.S. Acquisition Facility bear interest based on stated borrowing margins, as defined in the related credit agreement, over the London Interbank Offered Rate ("LIBOR") or at the U.S. prime rate. The borrowing margins are based on a matrix dependent upon the Company's funded debt to EBITDA ratio and are adjusted quarterly. At December 31, 1998, availability under the U.S. Working Capital Facility and U.S. Acquisition Facility was approximately $12.7 million and $51.4 million, respectively. The unused portion of these facilities is subject to a 0.25% commitment fee.

         In June 1996, a wholly-owned subsidiary of the Company, RailTex Canada, Inc. ("RCI") entered into a Canadian credit agreement consisting of a CDN $5.0 million Canadian working capital facility ("Canadian Working Capital Facility") and a CDN $25.0 million Canadian acquisition facility ("Canadian Acquisition Facility"). The Canadian credit agreements contain terms and conditions similar to the U.S. agreements and expire April 30, 1999. The Canadian facilities bear interest based on stated borrowing margins, as defined in the related credit agreements, over the Canadian bankers acceptance rate ("BA Rate") or at the Canadian prime rate. The borrowing margins are based on a matrix dependent upon the Company's funded debt to EBITDA and are adjusted quarterly. RailTex, Inc., the parent company, is a guarantor of the Canadian credit facilities. At December 31, 1998, availability under the Canadian Working Capital Facility was approximately CDN $2.0 million (U.S. $1.3 million). There were no borrowings under the Canadian Acquisition Facility at December 31, 1998. The unused portion of these facilities is subject to a 0.25% commitment fee.

         The Company believes that the U.S. Working Capital Facility, U.S. Acquisition Facility, Canadian Working Capital Facility and Canadian Acquisition Facility will be renewed and extended upon their expiration in April 1999.

         Covenants contained in the agreements evidencing the Company's senior bank, senior unsecured and senior subordinated debt prohibit the Company from paying dividends on its capital stock and limit its ability to incur additional indebtedness, create liens on its assets, make capital expenditures and repurchase shares of its capital stock or any outstanding options or other rights to acquire capital stock of the Company. The Company is also limited in its ability to make loans, investments or guarantees. Additionally, the Company is required to maintain a minimum tangible net worth and certain ratios of leverage and cash flow to debt service. At December 31, 1998, the Company was in compliance with all covenants.

                         RAILTEX, INC. AND SUBSIDIARIES

          Maturities of long-term debt were as follows (in thousands):

                  FOR THE YEARS ENDED DECEMBER 31,
                  --------------------------------

                    1999 ...........................    $  8,568
                    2000 ...........................       4,642
                    2001 ...........................       6,981
                    2002 ...........................       6,668
                    2003 ...........................       4,553
                    Thereafter .....................     100,138
                                                        --------
                          Total ....................    $131,550
                                                        ========
8. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

         At December 31, 1998, the Company had entered into two commodity collar transactions to hedge market risks of diesel fuel prices. The first collar was effective April 1, 1998 and terminates March 31, 1999 and represents notional amounts totaling 225,000 gallons per month with a cap price of $0.5600 per gallon and a floor price of $0.4375 per gallon. This transaction hedges approximately 18% of the Company's estimated monthly diesel fuel consumption. The second collar is effective July 1, 1998 and terminates June 30, 1999 and represents notional amounts totaling 225,000 gallons per month with a cap price of $0.5600 per gallon and a floor price of $0.4490 per gallon. This transaction hedges approximately 18% of the Company's estimated monthly diesel fuel consumption. The Company realizes any gains or losses resulting from fuel price fluctuations and related collar transactions each period. There is no carrying value recorded on the balance sheet from the collar transactions.

         In February 1999, the Company entered into two additional contracts to hedge its market risk from diesel fuel prices. The first consists of three monthly swap agreements which fix the price of 725,000 gallons of diesel fuel in April, May and June 1999 at $0.3215, $0.3280 and $0.3375 per gallon, respectively. The second is a cap which fixes the price of 725,000 gallons of diesel fuel per month for the period July 1999 to June 2000 at $0.4500 per gallon. The cost of the cap was approximately $209,000, which will be amortized over the period covered by the cap. These transactions hedge approximately 57% of the Company's estimated monthly diesel fuel consumption.

         At December 31, 1998 and 1997, the Company had not entered into any interest rate swaps contracts. In December 1997, the Company terminated a Canadian dollar based interest rate swap agreement scheduled to expire in 1999 by paying approximately CDN $420,000 (U.S. $303,000).

9. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

         Current assets and current liabilities: The carrying value approximates fair value due to the short maturity of these items.

         Accrued interest payable: The carrying amount approximates fair value as the majority of interest payments are made monthly or semiannually.

         Long-term investment: The carrying value approximates fair value based on discounted cash flows.

                         RAILTEX, INC. AND SUBSIDIARIES

         Long-term debt, senior subordinated debt and senior notes payable: The fair value of the Company's long-term debt, senior subordinated debt and senior notes payable is based on secondary market indicators. Since the Company's debt is not quoted, estimates are based on each obligation's characteristics, including remaining maturities, interest rates, credit rating, collateral, amortization schedule and liquidity. The carrying amount approximates fair value.

         Commodity collar transactions: The fair value of commodity collar transactions is the amount at which they could be settled, based on estimates obtained from dealers. The unrealized loss on the commodity collar transactions at December 31, 1998 and 1997 was approximately $249,000 and $76,000, respectively.

10. EMPLOYEE BENEFITS

STOCK OPTIONS

         In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), was issued. FAS 123 defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period of the award, which is usually the vesting period. However, FAS 123 also allows entities to continue to measure compensation costs for employee stock compensation plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company adopted FAS 123 effective January 1, 1996, and has elected to remain with the accounting prescribed by APB 25. The Company has made the required disclosures prescribed by FAS 123.

         The Company grants non-qualified stock options to outside Directors and key employees of the Company. In September 1993, the Board of Directors and shareholders of the Company approved an equity incentive plan ("1993 Plan"). In June 1996, the 1993 Plan was amended to (i) increase the maximum number of shares of Common Stock issuable under the 1993 Plan from 750,000 to 1,250,000, without reduction for the number of shares issued upon exercise of options granted outside of the 1993 Plan; (ii) extend the exercise period for Outside Director's Options from two to ten years and increase the number of shares which may be purchased under Outside Director's Options from 2,000 to 3,000; (iii) specify 1,250,000 shares as the maximum number of shares issuable under the 1993 Plan to any employee in any year; (iv) permit the 1993 Plan administrator to specify shorter vesting periods for non-qualified options; and (v) clarify that cashless exercises of stock rights are permitted under the 1993 Plan.

         Under the Company's stock option plan, options have been granted to outside directors and certain key employees of the Company at prices equal to or more than the fair market value of the Company's stock on the date of grant and expire 10 years from the date of grant. Stock options granted to outside directors are exercisable immediately and stock options granted to key employees vest at a rate of 20% per year, unless specified otherwise.

                         RAILTEX, INC. AND SUBSIDIARIES

         A summary of the status of the Company's 1993 Plan, as amended, for the years ended December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented below:



                                                                                        DECEMBER 31,
                                                              ------------------------------------------------------------------
                                                                      1998                  1997                    1996
                                                              --------------------   --------------------    -------------------
                                                                          WEIGHTED               WEIGHTED                WEIGHTED
                                                                          AVERAGE                 AVERAGE                AVERAGE
                                                                          EXERCISE               EXERCISE                EXERCISE
                                                               SHARES      PRICE      SHARES       PRICE     SHARES      PRICE
                                                              --------    --------   --------    --------   --------     --------
Outstanding, beginning of the year ........................    581,783    $  18.07    743,954    $  19.00    399,792     $ 13.94
Granted ...................................................    710,216       13.42    188,973       19.31    455,750       24.08
Exercised .................................................    (33,039)       7.49    (58,667)       4.71    (13,684)       7.92
Forfeited .................................................   (404,346)      20.22   (292,477)      23.93    (97,904)      23.51
                                                              --------               --------               --------
Outstanding, end of year ..................................    854,614       13.60    581,783       18.07    743,954       19.00
                                                              ========               ========               ========
Options exercisable end of year ...........................    194,654    $  13.33    245,940    $  13.50    222,918     $  8.95
                                                              ========    ========   ========    ========   ========     =======

Weighted average fair value of options granted during
  year ....................................................               $   8.41               $  12.66                $ 15.64
                                                                          ========               ========                =======


         The following table summarizes the information about the 1993 Plan options outstanding at December 31, 1998:

                                           OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                    ------------------------------------   ----------------------
                                                    WEIGHTED
                                                    AVERAGE     WEIGHTED                  WEIGHTED
                                                   REMAINING    AVERAGE                   AVERAGE
                                       NUMBER     CONTRACTUAL   EXERCISE     NUMBER       EXERCISE
EXERCISE PRICE                      OUTSTANDING      LIFE        PRICE     EXERCISABLE     PRICE
--------------                      -----------   -----------   --------   -----------    --------
 $ 3.74 - 8.80 ..................       114,243       2.44       $   5.93       114,243   $   5.93
 $11.94 - 18.50 .................       661,214       9.67          13.37        19,040      15.20
 $24.25 - 27.75 .................        79,157       6.49          26.56        61,371      26.53
                                    -----------                             -----------
                                        854,614       8.41       $  13.60       194,654   $  13.33
                                    ===========                             ===========


         In November 1998, the Board of Directors of the Company granted employee stock options to its current employee option holders other than its then Chairman of the Board and its Chief Executive Officer at an exercise price of $11.9375 per share, the then current market value of the Company's common stock. The options vest over five years in accordance with the Company's 1993 Plan, as amended. In order to obtain the newly granted stock options the employees were required to tender all previously granted employee options for cancellation. As to any employee, the amount of shares included under the new options were reduced from the number of shares covered by the canceled options by the same percentage as the new option exercise price was less than the canceled option exercise price. The reduction in the number of options outstanding and the reduced exercise price is reflected in the tables above.

         Because the Company has elected to remain with the accounting prescribed by APB 25, no compensation cost has been recognized for its 1993 Plan. Had compensation cost for the Company's stock-based compensation plans been determined on the fair value of the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net income, earnings per basic share and earnings per diluted share would have decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

                         RAILTEX, INC. AND SUBSIDIARIES

                                      FOR THE YEARS ENDED DECEMBER 31,
                                 ------------------------------------------
                                    1998            1997            1996
                                 ----------      ----------      ----------
Net income:
      As reported ............   $   11,075      $   10,624      $    9,961
      Pro forma ..............   $    9,362      $    9,289      $    8,173

Basic earnings per share:
      As reported ............   $     1.20      $     1.16      $     1.09
      Pro forma ..............   $     1.02      $     1.01      $     0.90

Diluted earnings per share:
      As reported ............   $     1.20      $     1.15      $     1.08
      Pro forma ..............   $     1.01      $     1.01      $     0.89


         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively:

         Dividend yield of 0.0% for all years; expected volatility of 42.0%, 42.2% and 42.5%; risk-free interest rates of 5.6%, 6.5% and 6.1%; and expected lives of 10, 10, and 8.4 years.

         In 1998, the Company, under the 1993 Plan, granted 80,000 restricted shares in the form of the Company's common stock to key executives. Of the 80,000 restricted shares awarded in 1998, 30,000 vest ratably over three years and 50,000 vest ratably over five years. The restricted shares will also vest in the event of a change in control or termination, not for cause. The unvested portion of the restricted shares forfeit if the key executive is terminated for cause during the restriction period. The awards were recorded at the fair market value of the Company's common stock on the date of grant as deferred compensation and will be amortized over the restriction period. For the year ended December 31, 1998, the Company recorded compensation expense of approximately $50,000.

EMPLOYEE BONUS PROGRAM

         The Company has various performance-based, cash incentive compensation programs which include all employees. Total cash incentive compensation of approximately $3,591,000, $3,081,000 and $2,350,000 was awarded under the various incentive compensation programs in 1998, 1997 and 1996, respectively.

         In addition, headquarters' senior management, railroad general managers and executive management are also awarded, through the 1993 Plan, stock options and performance shares on an annual basis. Employees must be employed by the Company at the end of three years from the date of the award to receive the performance shares. During the three year period, the number of shares to be awarded can increase by a maximum of 200.0% or decrease to zero as determined by the Company's total shareholder return as compared to benchmarks, as defined in the plan. As of December 31, 1998, a total of 20,457 performance shares were outstanding for potential future distribution in the year 2001. At December 31, 1998, the Company had not recorded any compensation expense related to the performance shares. In addition to stock options and performance shares, certain key executives were also awarded restricted shares in the form of the Company's common stock as discussed above.

                         RAILTEX, INC. AND SUBSIDIARIES

RETIREMENT PLANS

         The Company has a 401(k) profit sharing plan ("401(k) Plan") for all eligible employees of the Company, as defined in the 401(k) Plan document. The 401(k) Plan qualifies under Section 401(k) of the Internal Revenue Code as a salary reduction plan. Employees may elect to contribute a certain percentage of their salary on a before-tax basis. Employees are immediately fully vested in their contributions and begin vesting in employer contributions after one year of service, as defined in the 401(k) Plan document. The 401(k) Plan is a defined contribution plan with employer contributions made solely at the discretion of the Board of Directors.

         Effective July 1, 1995, the 401(k) Plan was amended to provide for a Company matching contribution for certain employees of RailTex, Inc., the parent company, who are not covered under the Railroad Retirement and Railroad Unemployment Insurance Acts ("The Retirement Acts"). The Company matches employee contributions, for these employees, at the rate of 200.0% on employee contributions up to 5.0% of eligible compensation. Employees begin vesting in the employer matching contributions after one year of service. Company matching contributions to the 401(k) Plan totaled approximately $314,000, $230,000 and $134,000 in 1998, 1997 and 1996, respectively.

EMPLOYEE OPEN MARKET STOCK PURCHASE PLAN

         The Company has an Employee Open Market Stock Purchase Plan ("Stock Purchase Plan"). The purpose of the Stock Purchase Plan is to allow employees of the Company to participate in the Company's future. The Stock Purchase Plan is a payroll deduction plan which permits employees who meet specified length of service requirements to purchase shares, on an after-tax basis, of the Company's common stock on the open market at prevailing market prices. The Company pays the brokerage commissions on all purchases and incurs the administrative expenses associated with the Stock Purchase Plan. Stock Purchase Plan expenses in 1998, 1997 and 1996 were not material.

EXECUTIVE DEFERRED COMPENSATION

         During 1995, the Company implemented an Executive Deferred Compensation Plan wherein certain key employees are provided with life insurance protection in an amount sufficient to provide supplemental income, based upon a percentage of the employee's base salary, at retirement.

         The Executive Deferred Compensation Plan is funded through the purchase of split-dollar life insurance contracts. Upon death or retirement, the participant or the participant's estate must reimburse the Company for all policy premiums paid. Also, should employment terminate prior to death or retirement, the participant may forfeit, at the discretion of the Compensation Committee, any future rights in the insurance policy. Premiums paid under this Plan for 1998, 1997 and 1996 were approximately $407,000, $311,000 and $309,000, respectively. The combined cash surrender value of these policies was approximately $859,000 and $468,000 at December 31, 1998 and 1997, respectively.

POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS

         The Company does not provide post-retirement or post-employment benefits to its employees.

                         RAILTEX, INC. AND SUBSIDIARIES

11. INCOME TAXES

         Income tax expense consisted of the following (in thousands):

                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                      --------------------------
                                                       1998       1997     1996
                                                      -------    ------   ------
 United States:
   Federal--
      Current .....................................   $ 1,486    $2,358   $1,702
      Deferred ....................................     4,672     1,837    2,941
                                                      -------    ------   ------
                                                        6,158     4,195    4,643
                                                      -------    ------   ------
   State--
      Current .....................................      (180)      965      771
      Deferred ....................................       970        36      140
                                                      -------    ------   ------
                                                          790     1,001      911
                                                      -------    ------   ------
 Foreign:
      Current .....................................       635       543      811
      Deferred ....................................       270       309      343
                                                      -------    ------   ------
                                                          905       852    1,154
                                                      -------    ------   ------
                                                      $ 7,853    $6,048   $6,708
Tax effect of change in accounting principle ......    (1,044)       --       --
                                                      -------    ------   ------
                                                      $ 6,809    $6,048   $6,708
                                                      =======    ======   ======


         The following summarizes the estimated tax effect of significant cumulative temporary differences that are included in the net deferred income tax liability (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1998        1997
                                                                           --------    --------
      Differences in depreciation and amortization .....................   $ 33,009    $ 22,462
      Accruals and reserves not deducted for tax purposes until paid
         or realized ...................................................     (1,333)     (2,566)
      Federal benefit of state taxes ...................................       (890)       (379)
      Charitable contribution carryforward .............................     (1,291)     (1,206)
      AMT credit carryforward ..........................................       (993)         --
      Valuation allowance ..............................................         --         450
      Other items, net .................................................       (114)        (17)
                                                                           --------    --------
           Net deferred tax liability ..................................   $ 28,388    $ 18,744
                                                                           ========    ========


         There were no valuation allowances against deferred tax assets at December 31, 1998. However, the Company had recorded a valuation allowance of $450,000 against its charitable contribution carryforward at December 31, 1997, that was fully reversed in 1998.

                         RAILTEX, INC. AND SUBSIDIARIES

         The reconciliation of the U.S. statutory tax rate to the effective income tax rate follows:

                                                                   FOR THE YEARS
                                                                 ENDED DECEMBER 31,
                                                            ----------------------------
                                                             1998       1997       1996
                                                            ------     ------     ------
United States statutory rate ............................     35.0%      35.0%      34.3%
Effect of foreign operations ............................      1.0        1.3        0.9
State income taxes, net of federal income tax benefit ...      4.8        5.0        5.0
Contribution for tax purposes, net of valuation allowance       --       (5.0)        --
Reversal of valuation allowance .........................     (2.5)        --         --
Other, net ..............................................     (0.2)        --         --
                                                            ------     ------     ------
                                                              38.1%      36.3%      40.2%
                                                            ======     ======     ======


12. LEASES

         Operating lease expense for the years ended December 31, 1998, 1997 and 1996 totaled approximately $7,550,000, $6,080,000 and $4,929,000, respectively.

         The minimum future lease payments for equipment and facilities under non-cancelable leases are as follows (in thousands):


                                                             OPERATING   CAPITAL
   FOR THE YEARS ENDED DECEMBER 31,                            LEASES    LEASES
   --------------------------------                          ---------   -------
   1999 ..................................................   $   5,034   $ 1,390
   2000 ..................................................       4,170     1,073
   2001 ..................................................       2,844       885
   2002 ..................................................       2,673       519
   2003 ..................................................       2,557       150
   Thereafter ............................................      10,141        --
                                                             ---------   -------
   Total minimum payments ................................   $  27,419     4,017
                                                             =========   =======
     Less amount representing interest at rates ranging
       from 7.25% to 8.5% ................................          --       504
                                                             ---------   -------
     Present value of minimum lease payments .............          --   $ 3,513
                                                             =========   =======


         The Company has entered into various lease agreements covering certain of its railroad properties. For railroad properties it leases, the Company ordinarily assumes all operating and financial responsibilities, including maintenance, payment of property taxes and regulatory compliance, upon commencement date. Lease payments on three railroad properties leased from one major railroad are structured to ensure that the Company interchanges an agreed-upon percentage of outbound carloads with the lessor railroad. Under these leases, no payments to the lessor are required as long as a minimum percentage of traffic volume is interchanged with the lessor; therefore, the Company controls, to some extent, the amounts which may be payable under these leases. If the minimum percentage of traffic volume interchanged with the lessor is not met, the amounts which may be payable under these leases could be significant and have an adverse effect on the Company. These leases are subject to an initial 20 year term with one or more renewal terms at the Company's option. In addition, lease payments on five properties leased from two other major railroads are subject to reduction from the base rate, down to zero, depending upon the level of traffic interchanged with the lessors. The maximum aggregate annual base rate lease payments under these leases is approximately $1.7 million. These leases have initial lease terms of 5 to 20 years and leases on four of the five properties include purchase options which may be exercised by the Company after one to three years of operation. To date, no payments have been required under any of the Company's railroad property leases. Therefore, the above table does not include any rentals pertaining to the Company's railroad property leases.

                         RAILTEX, INC. AND SUBSIDIARIES

13. COMMITMENTS AND CONTINGENCIES

         The Company has added railroad properties to its portfolio through the purchase of track and roadbed, lease of such assets and contracts to operate such assets under management agreements. These arrangements typically relate only to the physical assets of the railroad property and, except for the purchases of Central Properties, Inc. ("CPI") and Indiana & Ohio Rail Corp. ("IORC") (See Note 15), which were structured as acquisitions of stock, the Company typically does not contractually assume any of the operations or liabilities of the divesting carriers.

         Rail properties operated by the Company under management agreements typically have initial ten year terms followed by either a purchase option or one or more renewal terms at the Company's option. These operating contracts typically require that the Company assume all operating and financial responsibilities for freight operations on the property, including maintenance, payment of property taxes and regulatory compliance. Payments by the Company for the right to conduct rail operations on these properties are typically calculated as a percentage of revenues from the respective properties.

         In August 1995, the Company entered into a ten year Information Technology Services Agreement ("ITS Agreement") with Electronic Data Systems Corporation ("EDS"). Under the ITS Agreement, EDS is responsible for the management information systems of the Company, including developing, obtaining licenses for and maintaining new software for the Company, coordinating the acquisition and maintenance of computers and related equipment and coordinating the maintenance of the Company's existing software. The Company currently pays EDS $1.8 million annually which is subject to annual escalation based on the Consumer Price Index. The ITS Agreement is subject to earlier termination under certain limited conditions.

         In October 1998, the Utah Transit Authority ("UTA") asserted a claim for contribution against one of the Company's railroads under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") relating to certain pollution existing at one of UTA's rail yards over which the Company has an operating easement. The Company believes it is not a potentially responsible party under CERCLA and believes it is contractually indemnified against such claim. The amount of contribution being sought by the UTA is unknown at this time.

         Under certain limited circumstances, two of the Company's railroads may be repurchased by the selling carrier for their original purchase prices. It is management's opinion that the likelihood of these properties being repurchased is remote.

         In December 1996, a corporation filed a construction lien against one of the Company's railroads in the amount of approximately $600,000. The alleged basis for the construction lien is the provision by the plaintiff of labor and materials to the Company's railroad in connection with a train derailment in August 1996, which derailment the Company believes was caused primarily by the plaintiff. In March 1997, the Company filed a complaint in Federal Court for approximately $700,000 incurred by the Company in connection with such derailment and the plaintiff's State claim was combined in the Federal litigation. The Company is vigorously pursuing its claim and defending the plaintiff's claim. Trial was originally scheduled for December 1998, but was rescheduled to July 1999. The Company is unable to predict the outcome of the trial; however, the Company believes it is adequately reserved to cover any losses it may incur in connection with this matter. In addition, any loss in excess of the Company's self-insured retention of $500,000 will be covered by its insurance.

                         RAILTEX, INC. AND SUBSIDIARIES

         The Company maintains insurance to cover costs associated with personal injury, including death, and property damage, including derailments. The Company's liability policies, which include third party property damage, are currently subject to a self-insured retention of $500,000 per occurrence. With respect to its transportation of hazardous commodities, the Company's liability policies cover sudden releases of hazardous materials, including expenses related to evacuation. Personal injuries associated with grade crossing accidents and damage to property of shippers are also covered under the Company's liability policies. The Company's property damage policies, which cover owned/leased property, are currently subject to a self-insured retention of $100,000 per occurrence.

         The Company's railroad employees are covered by the Federal Employers' Liability Act ("FELA"), a fault-based system under which injuries and deaths of railroad employees are settled by negotiation or litigation based on the comparative negligence of the employee and the employer. FELA-related claims are covered under the Company's liability insurance policies.

         The Company is currently subject to a number of claims and legal actions that arose in the ordinary course of business, including FELA claims by its employees and personal injury claims (including wrongful death claims) by third parties. The Company believes these claims, taking into account reserves and applicable insurance, will not have a material adverse effect on the Company. However, adverse judgments in these claims, individually or in the aggregate, in excess of related reserves and applicable insurance, could have a materially adverse effect on the Company's financial condition and results of its operations.


14. ACQUISITIONS

         In November 1998, a wholly-owned subsidiary of the Company, Goderich-Exeter Railway ("GEXR") commenced operations on the Guelph Line under a lease arrangement with CN. The Guelph Line is a 99 mile rail line that operates between Silver and London, Ontario and connects with the GEXR at Stratford, Ontario.

                         RAILTEX, INC. AND SUBSIDIARIES

         In September 1998, the Company acquired approximately 10 miles of track in two separate five mile sections from the Burlington Northern and Santa Fe Railway ("BNSF") for approximately $810,000. One section is in Carthage, Missouri and the other is in Joplin, Missouri. Both sections are being operated as part of the Company's Missouri & Northern Arkansas Railroad ("MNAR"). This acquisition was funded through borrowings under the Company's U.S. Acquisition Facility and was accounted for as a purchase of assets.

         In June 1998, the Company acquired 100% of the outstanding stock of CPI. The stock was originally held in a voting trust pending Surface Transportation Board ("STB") approval, which was received effective July 1998. CPI was a privately held company which owned 100% of the stock of two railroads in Ohio and Indiana. The Central Railroad of Indianapolis ("CERA") operates almost 92 miles of rail line in north central Indiana under lease and trackage rights arrangements. The Central Railroad of Indiana ("CIND") owns and operates 81 miles of rail line between Cincinnati, Ohio and Shelbyville, Indiana. The purchase price was approximately $14.3 million including an approximately $14.0 million cash payment and the assumption of approximately $266,000 of long-term debt. The Company began actively operating the two railroads in August 1998. This acquisition was funded by borrowings under the Company's U.S. Acquisition Facility and was accounted for using the purchase method of accounting.

         The following unaudited pro forma results of operations for the years ended December 31, 1998 and 1997, assumes the acquisition of the CPI occured as of the beginning of the respective periods (in thousands, except per share amounts).

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                -------------------------------
                                                   1998                 1997
                                                -----------         -----------
                                                          (Unaudited)
Operating revenues .......................      $   163,953         $   155,790
                                                ===========         ===========
Net income ...............................      $    10,214         $    11,716
                                                ===========         ===========
Basic earnings per share .................      $      1.11         $      1.28
                                                ===========         ===========
Diluted earnings per share ...............      $      1.10         $      1.27
                                                ===========         ===========


         These pro forma results have been prepared for comparative purposes only and include certain adjustments such as depreciation expense as a result of a step-up in the basis of fixed assets and an adjustment of depreciable lives, additional amortization expense as a result of organization costs and increased interest expense on acquisition debt. The unaudited pro forma information is not necessarily indicative of the results that would have occurred had such transactions actually taken place at the beginning of the periods specified, nor does such information purport to project the results of operations for any future date or period.

         In February 1997, a wholly-owned subsidiary of the Indiana & Ohio Rail Corp., Indiana & Ohio Railway Company ("IORY"), purchased substantially all of the assets of the former DTI from the Grand Trunk Western Railroad, Inc., a subsidiary of Canadian National Railways ("CN"). IORY acquired 146 miles of track for approximately $22.0 million and, with trackage rights, operates over 255 miles of track between Detroit, Michigan and Cincinnati, Ohio. IORY committed to return the former DTI track to Federal Railroad Administration Class IV standards, over a three year period. This rehabilitation project was completed during the year ended December 31, 1998. In addition, up to approximately $5.0 million of the purchase price is subject to reimbursement if certain levels of carloadings are not achieved within a specified time period, as detailed in the purchase and sale agreement. The Company expects to recover approximately $2.1 million plus interest related to this reimbursement agreement during the first quarter of 1999. The DTI acquisition was funded through borrowings under the Company's U.S. Acquisition Facility and was accounted for as a purchase of assets.

                         RAILTEX, INC. AND SUBSIDIARIES

         In December 1996, a wholly-owned subsidiary of the Company, the Pittsburgh Industrial Railroad, Inc. ("PIRR"), purchased from Consolidated Rail Corporation ("Conrail") certain assets consisting of 42 miles of track located in the Pittsburgh metropolitan area. The purchase price was approximately $3.0 million and was funded by borrowings under the Company's U.S. Acquisition Facility. This transaction was accounted for as a purchase of assets.

         In November 1996, a newly formed wholly-owned subsidiary of the Company, the Ontario L'Orignal Railway, Inc. ("OLOR"), purchased from CN certain assets consisting of 26 miles of track in eastern Ontario, Canada. The OLOR was granted rights by CN to operate the property and commenced operations in November 1996. The acquisition closed in December 1996. The purchase price was approximately CDN $1.1 million (U.S. $800,000) and was funded by borrowings under the Company's Canadian Acquisition Facility. This transaction was accounted for as a purchase of assets.

         In September 1996, a newly formed wholly-owned subsidiary of the Company, Connecticut Southern Railroad, Inc. ("CSOR"), purchased from Conrail certain assets including 23 miles of rail segments located in Connecticut and six locomotives. The CSOR was also granted rights to operate over an additional 55 miles of track, from just north of New Haven, Connecticut to Springfield, Massachusetts, under a freight operating agreement with Amtrak. The purchase price, approximately $3.5 million, was funded by borrowings under the Company's U.S. Acquisition Facility. This transaction was accounted for as a purchase of assets.

         In June 1996, the Company acquired 100% of the outstanding stock of the Indiana & Ohio Rail Corp. ("INOH"), an existing short line railroad headquartered in Cincinnati, Ohio. Through its subsidiaries, the INOH operates ten line segments totaling 230 miles of track in southwestern Ohio and southeastern Indiana. The purchase price was approximately $12.4 million including an approximate $8.9 million cash payment and the assumption of approximately $3.5 million of long-term debt, of which approximately $2.1 million was paid down after completion of the acquisition. This acquisition was funded by borrowings under the Company's U.S. Acquisition Facility and was accounted for using the purchase method of accounting.

         The following unaudited pro forma results of operations for the years ended December 31, 1996 and 1995, assumes the acquisition of the INOH occurred as of the beginning of the respective periods (in thousands, except per share amounts).

                                               FOR THE YEARS ENDED DECEMBER 31,
                                              -------------------------------
                                                  1996               1995
                                              -----------         -----------
                                                        (Unaudited)
Operating revenues .....................      $   123,848         $   115,034
                                              ===========         ===========
Net income .............................      $     9,828         $     7,253
                                              ===========         ===========
Basic earnings per share ...............      $      1.08         $      0.83
                                              ===========         ===========
Diluted earnings per share .............      $      1.06         $      0.82
                                              ===========         ===========


         These pro forma results have been prepared for comparative purposes only and include certain adjustments such as depreciation expense as a result of a step-up in the basis of fixed assets and an adjustment of depreciable lives, additional amortization expense as a result of organization costs and increased interest expense on acquisition debt. The unaudited pro forma information is not necessarily indicative of the results that would have occurred had such transactions actually taken place at the beginning of the periods specified, nor does such information purport to project the results of operations for any future date or period.

                         RAILTEX, INC. AND SUBSIDIARIES

15. COMPREHENSIVE INCOME

         During 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive Income is defined as the total of net income and all other changes in equity of an enterprise that result from transactions and other economic events of a reporting period other than transactions with owners. The Company has chosen to disclose comprehensive income in the Consolidated Statements of Shareholders' Equity. For purposes of SFAS 130, the Company's other comprehensive income or loss was comprised of net currency translation adjustments. Paragraph 9(f) of Statement 109 "prohibits recognition of a deferred tax liability or asset for differences related to assets and liabilities that under FASB Statement No. 52, `Foreign Currency Translation,' are remeasured from the local currency into the functional currency using historical rates". Therefore, other comprehensive income is not being shown net of tax.

16. SEGMENT INFORMATION

         During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes new standards for reporting information about operating segments in annual and interim financial statements, requiring that public business enterprises report financial and descriptive information about its reportable segments based on a management approach. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. In applying the requirements of this statement, each of the Company's geographic areas described below were determined to be an operating segment as defined by the statement, but have been aggregated as allowed by the statement for reporting purposes. As a result, the Company continues to have one reportable segment, which is the operation of shortline railroads.

         The following table presents information about the Company by geographic area (in thousands).

                                         FOR THE YEARS ENDED DECEMBER 31,
                                   ------------------------------------------
                                     1998            1997              1996
                                   --------        ---------         --------
   Total Revenues:
      United States ..........     $146,358        $ 134,496         $105,971
      Canada .................       13,841           13,855           14,230
      Other foreign ..........          821              440              905
                                   --------        ---------         --------
           Total .............     $161,020        $ 148,791         $121,106
                                   ========        =========         ========
   Operating Income:
      United States ..........     $ 23,463        $  19,225         $ 16,985
      Canada .................        3,307            3,906            4,243
      Other foreign ..........          882             (130)             813
                                   --------        ---------         --------
           Total .............     $ 27,652        $  23,001         $ 22,041
                                   ========        =========         ========
   Assets:
      United States ..........     $280,717        $ 244,034         $194,330
      Canada .................       18,855           19,293           19,587
      Other foreign ..........       20,133           18,367           21,790
                                   --------        ---------         --------
           Total .............     $319,705        $ 281,694         $235,707
                                   ========        =========         ========


         During 1998, the Company served more than 1,100 customers who shipped and received a wide variety of products. Although most of the Company's railroads have a well-diversified customer base, several have one or two dominant customers. The Company's largest customer in 1998 and 1997 was Canadian National Railways ("CN"), representing 7.0% and 8.1% of operating revenues, respectively. The Company's largest customer in 1996 was Indianapolis Power & Light Company, representing 4.6% of operating revenues.

                         RAILTEX, INC. AND SUBSIDIARIES

17. SUBSEQUENT EVENTS

         On January 13, 1999, the Brazilian government began to allow the Brazilian currency (Real) to trade freely against the U.S. dollar. As of March 1, 1999, the Real had devalued approximately 43% versus the U.S. dollar. As a result of the devaluation, the Company may establish a non-cash reserve against the value of its Brazilian investments at the end of the first quarter of 1999. The Company will determine the amount of the reserve based upon a review of the Brazilian railroad operations and of the devaluation of the Real. This reserve could adversely affect the Company's financial position and the results of its operations.

         In January 1999, a wholly-owned subsidiary of the Company, the Dallas, Garland and Northeastern Railroad ("DGNO") commenced operations on 89 miles of rail line north of Dallas, Texas ("North Dallas Lines") under a lease arrangement with Union Pacific Railroad. The North Dallas Lines connect to and will be operated as part of the DGNO.

                         RAILTEX, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                            FOR THE THREE MONTHS           FOR THE NINE MONTHS
                                                                             ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                                          ------------------------      ------------------------
                                                                             1999         1998 (1)        1999          1998 (1)
                                                                          ---------      ---------      ---------      ---------
OPERATING REVENUES....................................................     $ 44,125       $ 40,027       $134,449       $117,574

OPERATING EXPENSES:
   Transportation.....................................................       13,910         13,560         44,544         40,775
   General and administrative.........................................        9,943          7,506         26,291         19,979
   Equipment..........................................................        4,442          4,836         14,838         14,040
   Maintenance of way.................................................        4,079          3,465         12,999         12,202
   Depreciation and amortization......................................        4,122          3,703         12,315         10,366
                                                                           --------      ---------      ---------    -----------
      Total operating expenses........................................       36,496         33,070        110,987         97,362
                                                                           --------      ---------      ---------    -----------

OPERATING INCOME......................................................        7,629          6,957         23,462         20,212

INTEREST EXPENSE......................................................       (2,580)        (2,959)        (7,903)        (8,316)

OTHER INCOME..........................................................        1,149          1,033          2,168          1,580
                                                                           --------      ---------      ---------    -----------

INCOME BEFORE INCOME TAXES AND
   CUMULATIVE EFFECT OF A CHANGE
   IN ACCOUNTING PRINCIPLE............................................        6,198          5,031         17,727         13,476

INCOME TAXES..........................................................       (2,505)        (1,998)        (7,173)        (5,178)
                                                                           --------      ---------      ---------    -----------

NET INCOME BEFORE CUMULATIVE EFFECT OF
   A CHANGE IN ACCOUNTING PRINCIPLE...................................     $  3,693      $   3,033      $  10,554      $   8,298

CUMULATIVE EFFECT OF A CHANGE IN
   ACCOUNTING PRINCIPLE (NET OF INCOME TAXES).........................           --             --             --         (1,703)
                                                                           --------      ---------      ---------    -----------


NET INCOME............................................................     $  3,693      $   3,033      $  10,554      $   6,595
                                                                           ========      =========      =========      =========

BASIC EARNINGS PER SHARE:

   BEFORE CUMULATIVE EFFECT OF
      A CHANGE IN ACCOUNTING PRINCIPLE................................    $    0.40     $     0.33      $    1.15     $     0.91

   CUMULATIVE EFFECT OF A CHANGE IN
      ACCOUNTING PRINCIPLE (NET OF INCOME TAXES)......................           --             --             --          (0.19)
                                                                          ---------      ---------      ---------    -----------

   TOTAL..............................................................    $    0.40      $    0.33      $    1.15    $      0.72
                                                                          =========      =========      =========    ===========

WEIGHTED AVERAGE NUMBER OF
   BASIC COMMON SHARES OUTSTANDING....................................        9,216          9,204          9,206          9,188

DILUTED EARNINGS PER SHARE:

   BEFORE CUMULATIVE EFFECT OF
      A CHANGE IN ACCOUNTING PRINCIPLE................................    $    0.39      $    0.33     $     1.13     $     0.89

   CUMULATIVE EFFECT OF A CHANGE IN
      ACCOUNTING PRINCIPLE (NET OF INCOME TAXES)......................           --             --             --          (0.18)
                                                                          ---------      ---------      ---------    -----------

   TOTAL..............................................................    $    0.39      $    0.33     $     1.13     $     0.71
                                                                          =========      =========     ==========     ==========

WEIGHTED AVERAGE NUMBER OF
   DILUTED COMMON SHARES OUTSTANDING..................................        9,385          9,246          9,359          9,239



(1) Restated to reflect adoption of SOP 98-5 as of January 1, 1998.

         The accompanying notes are an integral part of these consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                                              SEPTEMBER 30,           DECEMBER 31,
                                                                                                  1999                    1998
                                                                                               -----------            -----------
                                                                                               (UNAUDITED)             (AUDITED)
                               ASSETS

CURRENT ASSETS:
   Cash and cash equivalents.................................................................  $     2,701            $     1,243
   Accounts receivable, less doubtful receivables of $1,350; $844 in 1998....................       34,067                 33,866
   Prepaid expenses and other current assets.................................................        4,839                  4,848
   Deferred tax assets, net..................................................................        1,906                  1,906
                                                                                               -----------            -----------
      Total current assets...................................................................       43,513                 41,863
                                                                                               -----------            -----------

PROPERTY AND EQUIPMENT, less accumulated depreciation of
   $63,753; $54,194 in 1998..................................................................      290,563                291,779
                                                                                                ----------             ----------

OTHER ASSETS:
   Investments in Brazilian railroad companies...............................................       21,090                 19,994
   Other, net................................................................................       13,042                  8,709
                                                                                               -----------            -----------
      Total other assets.....................................................................       34,132                 28,703
                                                                                               -----------            -----------

      Total assets...........................................................................   $  368,208             $  362,345
                                                                                                ==========             ==========

             LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Short-term notes payable..................................................................    $      --            $       215
   Current portion of long-term debt.........................................................        1,068                  8,568
   Accounts payable..........................................................................       20,952                 20,574
   Accrued liabilities.......................................................................       16,391                 17,729
                                                                                               -----------            -----------
      Total current liabilities..............................................................       38,411                 47,086

DEFERRED INCOME TAXES, NET...................................................................       28,832                 30,294

LONG-TERM DEBT, LESS CURRENT PORTION.........................................................      120,528                122,982

OTHER LIABILITIES............................................................................       13,445                  6,835
                                                                                               -----------            -----------

      Total liabilities......................................................................      201,216                207,197
                                                                                                ----------             ----------

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN BRAZILIAN INVESTMENT....................................................       11,560                 11,000
                                                                                                ----------             ----------

SHAREHOLDERS' EQUITY:
   Preferred stock; $1.00 par value; 10 million shares authorized;
     no shares  issued or outstanding........................................................           --                     --
   Common stock; $.10 par value; 30 million shares authorized; issued and
     outstanding 9,293,314; 9,273,963 in 1998................................................          930                    927
   Paid-in capital...........................................................................       85,314                 85,115
   Retained earnings.........................................................................       70,532                 59,976
   Deferred compensation.....................................................................         (839)                  (948)
   Accumulated other comprehensive income....................................................         (505)                  (922)
                                                                                                ----------             ----------
      Total shareholders' equity.............................................................      155,432                144,148
                                                                                                ----------             ----------

      Total liabilities and shareholders' equity.............................................   $  368,208             $  362,345
                                                                                                ==========             ==========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                                                           FOR THE NINE MONTHS
                                                                                                           ENDED SEPTEMBER 30,
                                                                                                        ------------------------
                                                                                                          1999          1998 (1)
                                                                                                        ---------      ---------
OPERATING ACTIVITIES:
   Net income.....................................................................................       $ 10,554       $  6,595
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization...............................................................         12,315         10,366
      Deferred income taxes.......................................................................         (1,549)         3,916
      Amortization of deferred financing costs....................................................            338            291
      Provision for losses on accounts receivable.................................................            471             13
      Gain on sale of assets......................................................................         (2,752)        (1,389)
      Gain on sale of subsidiary..................................................................           (511)            --
      Cumulative effect of a change in accounting principle.......................................             --          2,747
      Other.......................................................................................            148             54
      Changes in working capital:
        Accounts receivable.......................................................................           (672)         4,044
        Prepaid expenses..........................................................................           (248)        (1,665)
        Accounts payable and accrued liabilities..................................................            181        (10,372)
                                                                                                        ---------       --------
      Net cash provided by operating activities...................................................         18,275         14,600
                                                                                                        ---------       --------

INVESTING ACTIVITIES:
   Purchase of investment in Central Properties, Inc..............................................             --        (13,096)
   Purchase of property and equipment.............................................................        (18,403)       (24,701)
   Proceeds from sale of property and equipment...................................................         12,074          1,523
   Proceeds from sale of subsidiary...............................................................            675             --
   Investment in Brazilian railroads..............................................................           (537)            --
   Decrease (increase) in other long-term assets..................................................            712           (582)
                                                                                                        ---------       --------
      Net cash used in investing activities.......................................................         (5,479)       (36,856)
                                                                                                        ---------       --------

FINANCING ACTIVITIES:
   Payments of short-term notes payable, net......................................................           (215)          (247)
   Proceeds from long-term debt...................................................................            272         21,900
   Principal payments on long-term debt...........................................................         (3,227)        (2,566)
   Net (decrease) increase in working capital facility............................................         (7,555)         4,298
   Issuance of common stock pursuant to stock options.............................................             76            247
   Deferred financing costs.......................................................................           (828)            (3)
                                                                                                        ---------       --------
      Net cash (used in) provided by financing activities.........................................        (11,477)        23,629
                                                                                                        ---------       --------

EFFECT OF EXCHANGE RATE CHANGES ON CASH...........................................................            139            (11)
                                                                                                        ---------       --------

NET CHANGE IN CASH AND CASH EQUIVALENTS...........................................................          1,458          1,362

CASH AND CASH EQUIVALENTS, beginning of period....................................................          1,243            570
                                                                                                        ---------       --------

CASH AND CASH EQUIVALENTS, end of period..........................................................      $   2,701       $  1,932
                                                                                                        =========       ========


(1)     Restated to reflect adoption of SOP 98-5 as of January 1, 1998.

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


1.   PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

         The interim consolidated financial statements presented herein include the accounts of RailTex, Inc. and its wholly-owned subsidiaries. References to "RailTex" or the "Company" mean RailTex, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. These interim consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). All adjustments have been made to the accompanying interim consolidated financial statements which are, in the opinion of the Company's management, necessary for a fair presentation of the Company's operating results. All adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. It is recommended that these interim consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year. Certain reclassifications have been made in the prior period financial statements to conform with the current period presentation.

2.   RECENTLY ISSUED PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this statement should be as of the beginning of an entity's fiscal quarter. Earlier application of this statement is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after the issuance of this statement. In June 1999, FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 delays the effective date of SFAS 133 to June 15, 2000. The Company believes the adoption of this statement will not have a material impact on the financial condition or results of operations of the Company.

         In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires costs associated with start-up activities to be expensed as incurred. SOP 98-5 was effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 for the year ended December 31, 1998. This adoption resulted in the recognition of a non-recurring charge of approximately $1,703,000 (net of income taxes) entitled, "Cumulative effect of a change in accounting principle (net of income taxes)" in the accompanying consolidated financial statements. Prior to the adoption of SOP 98-5, the Company capitalized the costs associated with start-up activities, including the acquisition of new railroad properties, and amortized those costs over five years. Prospectively, the Company's results of operations will reflect higher costs associated with the acquisition of new railroad properties in the period of acquisition.

                         RAILTEX, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

3.   EARNINGS PER SHARE

         The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share computations (in thousands, except per share amounts).



                                                                           FOR THE THREE MONTHS          FOR THE NINE MONTHS
                                                                            ENDED SEPTEMBER 30,          ENDED SEPTEMBER 30,
                                                                         -------------------------    ------------------------
                                                                            1999            1998        1999            1998
                                                                         ---------        --------    --------        --------
NUMERATOR:
   Net income before cumulative effect of
      a change in accounting principle..................................    $ 3,693         $3,033     $10,554          $8,298

   Cumulative effect of a change in
      accounting principle (net of income taxes)........................         --             --          --          (1,703)
                                                                            -------         ------     -------          ------

   Net income...........................................................    $ 3,693         $3,033     $10,554          $6,595
                                                                            =======         ======     =======          ======

DENOMINATOR:
   Weighted average number of basic shares of
      common stock outstanding..........................................      9,216          9,204       9,206           9,188

EFFECT OF DILUTIVE SECURITIES:
   Stock options........................................................         72             42          62              51
   Restricted stock.....................................................         75             --          75              --
   Performance shares...................................................         22             --          16              --
                                                                            -------         ------     -------          ------
                                                                                169             42         153              51

Weighted average number of diluted shares of
      common stock outstanding..........................................      9,385          9,246       9,359           9,239
                                                                            =======        =======     =======          ======

BASIC EARNINGS PER SHARE:
   Before cumulative effect of
      a change in accounting principle..................................    $  0.40       $   0.33     $  1.15          $ 0.91

   Cumulative effect of a change in
      accounting principle (net of income taxes)........................         --             --          --           (0.19)
                                                                            -------         ------     -------          ------

   Total................................................................    $  0.40        $  0.33     $  1.15          $ 0.72
                                                                            =======        =======     =======          ======

DILUTED EARNINGS PER SHARE:
   Before cumulative effect of
      a change in accounting principle..................................    $  0.39       $   0.33     $  1.13         $  0.89

   Cumulative effect of a change in
      accounting principle (net of income taxes)........................         --             --          --           (0.18)
                                                                            -------         ------     -------          ------

   Total................................................................    $  0.39        $  0.33     $  1.13          $ 0.71
                                                                            =======        =======     =======          ======



4. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION



                                                                                                         FOR THE NINE MONTHS
                                                                                                         ENDED SEPTEMBER 30,
                                                                                                      ---------------------------
                                                                                                          1999            1998
                                                                                                      ------------      ---------
Cash paid during the period for:
   Interest.......................................................................................       $ 10,259        $ 6,514
   Income taxes...................................................................................          5,265          2,192

Non-cash investing and financing activities:
   Capital leases.................................................................................             31          1,475
   Grants.........................................................................................          5,751            184
   Tax benefit from exercise of non-qualified stock options.......................................             65             76
   Amortization of deferred compensation .........................................................            312             22



                         RAILTEX, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

5. DERIVATIVE ACCOUNTING PRINCIPLES

         The Company historically has hedged certain anticipated transactions. Interest rate swaps and diesel fuel price collar contracts with third parties are used to hedge interest rates and diesel fuel costs. Hedges of anticipated transactions are accounted for under the deferral method with gains and losses on these transactions recognized in interest expense and operating expenses when the hedged transaction occurs. The Company does not currently hold or issue financial instruments for trading purposes.

         The Company is exposed to fluctuations in diesel fuel prices, as an increase in the price of diesel fuel would result in lower earnings and increased cash outflows. The Company has entered into a cap which fixes the price of 725,000 gallons of diesel fuel per month for the period July 1999 to June 2000 at $0.4500 per gallon. The cost of the cap was approximately $209,000, which will be amortized over the period covered by the cap. The cap, which expires in June 2000, hedges approximately 60% of the Company's estimated monthly diesel fuel consumption.

6. DIVESTITURE

         In September 1999, the Company sold 100% of the stock of the Salt Lake City Southern Railroad ("SLCS") for $675,000.

7. RESTRICTED STOCK AWARDS

         In 1998, the Company, under the 1993 Stock Plan, as amended ("Plan"), granted 80,000 restricted shares, of which 5,000 vested and were issued in the third quarter ended September 30, 1999, in the form of the Company's common stock to several key executives. The restricted shares vest ratably over three to five years or immediately in the event of a change in control, death, disability or termination, other than for cause. The unvested portion of the restricted shares forfeit if the key executives are terminated for cause during the restriction period. The awards were recorded at the fair market value of the Company's common stock on the date of grant as deferred compensation and will be amortized over the restriction period. For the three and nine months ended September 30, 1999, the Company recorded compensation expense of $62,579 and $187,737, respectively. For the three and nine months ended September 30, 1998, the Company recorded compensation expense of $11,979.

8. COMMITMENTS AND CONTINGENCIES

         The Company has added railroad properties to its portfolio through the purchase of track and roadbed, lease of such assets and contracts to operate such assets under management agreements. These arrangements typically relate only to the physical assets of the railroad property and, except for the purchases of Central Properties, Inc. ("CPI") and Indiana & Ohio Rail Corp. ("IORC"), which were structured as acquisitions of stock, the Company typically does not contractually assume any of the operations or liabilities of the divesting carriers.

         Rail properties operated by the Company under management agreements typically have initial ten year terms followed by either a purchase option or one or more renewal terms at the Company's option. These operating contracts typically require that the Company assume all operating and financial responsibilities for freight operations on the property, including maintenance, payment of property taxes and regulatory compliance. Payments by the Company for the right to conduct rail operations on these properties are typically calculated as a percentage of revenues from the respective properties.

                         RAILTEX, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

         In August 1995, the Company entered into a ten year Information Technology Services Agreement ("ITS Agreement") with Electronic Data Systems Corporation ("EDS"). Under the ITS Agreement, EDS is responsible for the management information systems of the Company, including developing, obtaining licenses for and maintaining new software for the Company, coordinating the acquisition and maintenance of computers and related equipment and coordinating the maintenance of the Company's existing software. The Company currently pays EDS $2.0 million annually which is subject to annual escalation based on the Consumer Price Index. The ITS Agreement is subject to earlier termination under certain limited conditions.

         In August 1999, SLCS received notice from the Utah Transit Authority ("UTA") that it had exercised its right to repurchase the operating easement for approximately $5,000. In September 1999, the Company sold the stock of SLCS to the Utah Railway Company. In connection with this sale, the UTA's right to repurchase the line was withdrawn.

         In October 1998, the UTA asserted a claim for contribution against SLCS under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") relating to certain pollution existing at one of UTA's rail yards over which the SLCS had an operating easement. In September 1999, the Company sold the stock of SLCS to the Utah Railway Company. As a result, this claim no longer exists against a subsidiary of the Company.

         The Company is currently subject to a number of claims and legal actions that arose in the ordinary course of business, including Federal Employers' Liability Act claims by its employees and personal injury claims (including wrongful death claims) by third parties. The Company believes these claims, taking into account reserves and applicable insurance, will not have a material adverse effect on the Company. However, adverse judgments in these claims, individually or in the aggregate, in excess of related reserves and applicable insurance, could have a materially adverse effect on the Company's financial condition and results of its operations.

9. COMPREHENSIVE INCOME

         The Company has chosen to disclose comprehensive income in the Consolidated Statements of Shareholders' Equity. For purposes of SFAS 130, the Company's other comprehensive income or loss was comprised of net currency translation adjustments. Paragraph 9(f) of Statement 109 "prohibits recognition of a deferred tax liability or asset for differences related to assets and liabilities that under FASB Statement No. 52, `Foreign Currency Translation,' are remeasured from the local currency into the functional currency using historical rates". Therefore, other comprehensive income is not being shown net of tax.

                         RAILTEX, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

10.   SEGMENT INFORMATION

         The following table presents information about the Company by geographic area (in thousands).

                                                    FOR THE NINE MONTHS
                                                    ENDED SEPTEMBER 30,
                                                ---------------------------
                                                  1999               1998
                                                --------           --------
Total Revenues:
     United States .......................      $119,057           $107,516
     Canada ..............................        15,309             10,058
     Other foreign .......................            83                 --
                                                --------           --------
          Total ..........................      $134,449           $117,574
                                                ========           ========
Operating Income:
     United States .......................      $ 19,488           $ 17,594
     Canada ..............................         3,943              2,557
     Other foreign .......................            31                 61
                                                --------           --------
          Total ..........................      $ 23,462           $ 20,212
                                                ========           ========
Assets:
     United States .......................      $292,082           $275,694
     Canada ..............................        20,619             18,593
     Other foreign .......................        21,090             17,810
                                                --------           --------
          Total ..........................      $333,791           $312,097
                                                ========           ========


11.   SUBSEQUENT EVENTS

         In November 1999, RailTex Global Investments, LLC ("LLC"), a limited liability company in which the Company owns a 50.5% membership interest, entered into a Memorandum of Understanding to sell all of its shares in Ferrovia Centro-Atlantica, S.A. ("FCA") to existing FCA shareholders for R$10.93 million (or approximately U.S.$5.6 million at prevailing exchange rates). Also in November, RailTex International Holdings, Inc. ("RIHI"), a wholly-owned subsidiary of RailTex, entered into a Purchase Agreement to sell all of its membership interest in the LLC and, thus, indirectly the LLC's shares in America Latina Logistica, S.A. ("ALL") to Global Environment Fund ("GEF") for U.S. $3.375 million. RailTex will record an approximate U.S. $600,000 loss (or U.S.$0.04 per share) on these transactions in the fourth quarter, depending on the then prevailing exchange rate at the time of the FCA transaction and the total expenses of the transactions. Concurrent with the sale of RailTex's ALL shares to GEF, RailTex's obligation to repurchase the Brazilian interests previously sold to GEF will terminate. Proceeds from the sales will be used to reduce RailTex's senior credit facilities and for general corporate purposes. The FCA transaction is subject, among other things, to the approval of the Brazilian Ministry of Transportation and the negotiation and execution of definitive agreements. RailTex anticipates the closing of the FCA transaction by the end of the year. The ALL transaction is subject, among other things, to the closing of the FCA transaction, the approval of the Brazilian Ministry of Transportation and the approval of the Investment Committee of GEF. RailTex anticipates the closing of the ALL transaction to occur shortly after the closing of the FCA transaction. FCA is the exclusive concessionaire of the former 4,400 mile Center-Eastern Network of the Brazilian federal railroad. ALL is the parent corporation of Ferrovia Sul Atlantico, S.A. ("FSA"), the exclusive concessionaire of the former 4,200 mile Southern Network of the Brazilian federal railroad. After the closing of both of these transactions, RailTex will not own any interests in any Brazilian company.

                         RAILTEX, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

         On October 14, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with RailAmerica, Inc., a Delaware corporation ("RailAmerica") and Cotton Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of RailAmerica ("Merger Sub"). Pursuant to the terms and subject to the satisfaction of the conditions in the Merger Agreement, Merger Sub will merge with and into the Company (the "Merger"), with the Company as the surviving corporation, and RailAmerica will acquire all of the outstanding stock of the Company for approximately $325 million, including the assumption of all of the Company's outstanding long-term debt. As a result of the Merger, each outstanding share of common stock of the Company will be converted into the right to receive (i) $13.50 in cash, and (ii) 0.66666667 shares of common stock, par value $0.001 per share ("RailAmerica Common Stock"), of RailAmerica. The amount of cash consideration and stock consideration will be reallocated to provide for less cash and more stock if the Company does not sell certain specified assets for net proceeds of at least $9.0 million. The consummation of the Merger, which is expected to occur in early 2000, is contingent upon the approval of the Merger by the Company's shareholders, the approval of the issuance of RailAmerica Common Stock in the Merger by RailAmerica's shareholders, the receipt of any necessary regulatory approvals, including the Surface Transportation Board, and other customary closing conditions.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     RailAmerica will account for the merger under the purchase method of accounting and will allocate the consideration it pays in the merger to the assets it acquires and the liabilities it assumes based on their estimated fair values. The pro forma adjustments are preliminary and are based on management's estimates of the value of RailTex's tangible and intangible assets. In addition, RailAmerica management is assessing and formulating its integration plans. The finalization of these plans could result in a material change to the estimates used in the preparation of the pro forma financial data.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                                             PRO FORMA       CONSOLIDATED
                                                              RAILAMERICA(A)   RAILTEX(A)   ADJUSTMENTS        BALANCES
                                                              --------------   ----------   -----------      ------------
ASSETS
Cash........................................................     $ 13,899       $  2,701     $ (11,900)(b)     $   (700)
                                                                                                (4,000)(c)
Accounts and notes receivable...............................       34,734         34,067                         68,801
Inventories.................................................       17,696                                        17,696
Other current assets........................................        3,576          6,745                         10,321
                                                                 --------       --------     ---------         --------
        Total current assets................................       69,905         43,513       (15,900)          97,518
Property, plant and equipment, net..........................      345,347        290,563        74,865(b)       710,775

Notes receivable, less current portion......................        1,275                                         1,275
Investment in affiliates....................................        6,409                                         6,409
Excess of cost over net assets of companies acquired........        2,157                                         2,157
Other assets................................................       10,222         34,132       (21,090)(b)       22,066
                                                                                                (6,145)(b)
                                                                                                13,042(c)
                                                                                                (8,095)(d)
                                                                 --------       --------     ---------         --------
        Total assets........................................     $435,315       $368,208     $  36,677         $840,200
                                                                 ========       ========     =========         ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current maturities of long term debt........................     $  6,272       $  1,068     $  (1,068)(b)     $ 14,522
                                                                                                 5,250(c)
Accounts payable............................................       25,977         20,952                         46,929
Accrued expenses............................................       13,648         16,391         9,400(b)        39,439
                                                                 --------       --------     ---------         --------
        Total current liabilities...........................       45,897         38,411        16,582          100,890
                                                                 --------       --------     ---------         --------
Long-term debt..............................................      251,388        120,528       114,743(b)       495,701
                                                                                                13,042(c)
                                                                                                (4,000)(c)
Convertible debt............................................       24,285                                        24,285

Other liabilities...........................................       18,059         13,445                         31,504
Deferred income taxes.......................................       12,966         28,832        23,673(b)        65,471
Minority interest...........................................        9,029         11,560       (11,560)(b)        9,029
Redeemable convertible preferred stock......................       10,695                                        10,695
Stockholders' equity:
  Common stock..............................................           12            930          (930)(e)           19
                                                                                                     7(b)
  Additional paid in capital................................       49,997         85,314       (85,314)(e)      101,214
                                                                                                51,217(b)
  Retained earnings.........................................       15,752         70,532       (70,532)(e)        4,157
                                                                                               (11,595)(d)
  Accumulated other comprehensive income....................        1,558         (1,344)        1,344(e)         1,558
  Less treasury stock.......................................       (4,323)                                       (4,323)
                                                                 --------       --------     ---------         --------
        Total stockholders' equity..........................       62,996        155,432      (115,803)         102,625
                                                                 --------       --------     ---------         --------
Total liabilities and stockholders' equity..................     $435,315       $368,208     $  36,667         $840,200
                                                                 ========       ========     =========         ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          TOLEDO,
                                                    V/LINE FREIGHT                      PEORIA AND                  PRO FORMA
                                   RAILAMERICA(A)   CORPORATION(B)   RAILINK LTD.(C)    WESTERN(D)    RAILTEX(A)   ADJUSTMENTS
                                   --------------   --------------   ----------------   -----------   ----------   -----------
Operating revenues:
  Transportation -- railroad.....     $72,505          $24,302           $18,806          $6,509       $134,449        5,747(e)
  Manufacturing..................      33,859               --                --              --             --           --
  Other..........................       4,710            4,529             1,176           1,173             --           --
                                      -------          -------           -------          ------       --------     --------
        Total operating
          revenue................     111,074           28,831            19,982           7,682        134,449        5,747
                                      -------          -------           -------          ------       --------     --------
Operating expenses:
  Transportation -- railroad.....      46,465           31,291            11,888           5,900         72,381       (3,094)(f)
  Cost of goods sold --
    manufacturing................      25,098               --                --              --             --           --
  Selling, general and
    administrative...............      15,150               --             3,915           1,244         26,291         (443)(g)
                                                                                                                        (938)(h)
                                                                                                                      (5,087)(i)
  Depreciation and
    amortization.................       6,549            1,230             2,113             681         12,315        1,206(j)
                                                                                                                        (302)(k)
                                                                                                                        (309)(l)
                                                                                                                         264(m)
                                      -------          -------           -------          ------       --------     --------
        Total operating
          expenses...............      93,262           32,521            17,916           7,825        110,987       (8,703)
                                      -------          -------           -------          ------       --------     --------
        Operating income
          (loss).................      17,812           (3,690)            2,066            (143)        23,462       14,450
Interest and other expense.......     (10,936)            (234)             (662)           (519)        (5,735)      (3,963)(n)
                                                                                                                      (2,832)(o)
                                                                                                                        (506)(p)
                                                                                                                     (10,965)(q)
                                                                                                                      (2,733)(r)
                                                                                                                      (1,862)(s)
Minority interest in income of
  subsidiary.....................      (1,091)              --                --              --             --           --
                                      -------          -------           -------          ------       --------     --------
    Income (loss) before income
      taxes......................       5,785           (3,924)            1,404            (662)        17,727       (8,412)
(Benefit) Provision for income
  taxes..........................      (1,454)              --               629            (224)         7,173       (4,939)(t)
                                      -------          -------           -------          ------       --------     --------
        Net income (loss)........     $ 7,239          $(3,924)          $   775          $ (438)      $ 10,554       (3,473)
                                      =======          =======           =======          ======       ========     ========
Weighted average shares
  outstanding
  Basic..........................      11,018                                                                          7,192(u)
                                      =======                                                                       ========
  Diluted........................      12,789                                                                          9,300(v)
                                      =======                                                                       ========
Earnings per share -- Basic......     $  0.59
                                      =======
Earnings per share -- Diluted....     $  0.55
                                      =======
                                   CONSOLIDATED
                                     BALANCES
                                   ------------
Operating revenues:
  Transportation -- railroad.....    $262,318
  Manufacturing..................      33,859
  Other..........................      11,588
                                     --------
        Total operating
          revenue................     307,765
                                     --------
Operating expenses:
  Transportation -- railroad.....     164,831
  Cost of goods sold --
    manufacturing................      25,098
  Selling, general and
    administrative...............      40,132
  Depreciation and
    amortization.................      23,747
                                     --------
        Total operating
          expenses...............     253,807
                                     --------
        Operating income
          (loss).................      53,958
Interest and other expense.......     (40,948)
Minority interest in income of
  subsidiary.....................      (1,091)
                                     --------
    Income (loss) before income
      taxes......................      11,918
(Benefit) Provision for income
  taxes..........................       1,185
                                     --------
        Net income (loss)........      10,732
                                     ========
Weighted average shares
  outstanding
  Basic..........................      18,210
                                     ========
  Diluted........................      22,089
                                     ========
Earnings per share -- Basic......    $   0.55
                                     ========
Earnings per share -- Diluted....    $   0.49
                                     ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            TOLEDO,
                                                   V/LINE FREIGHT                         PEORIA AND
                                 RAILAMERICA(A)    CORPORATION(B)     RAILINK LTD.(C)     WESTERN(D)     RAILTEX(A)
                                 --------------   -----------------   ----------------   -------------   ----------
Operating revenues:
  Transportation -- railroad...     $30,304           $ 60,410            $25,470           $13,058       $161,020
  Manufacturing................      39,887                 --                 --                --             --
  Other........................       2,700             13,124              1,587               333             --
  Motor Carrier................       4,252                 --                 --                --             --
                                    -------           --------            -------           -------       --------
        Total operating
          revenue..............      77,143             73,534             27,057            13,391        161,020
                                    -------           --------            -------           -------       --------
Operating expenses:
  Transportation -- railroad...      15,702             80,334             17,447             8,170         92,435
  Cost of goods sold --
    manufacturing..............      28,583                 --                 --                --             --
  Selling, general and
    administrative.............      12,399                 --              4,033             1,553         26,675
  Depreciation and
    amortization...............       3,379              2,781              3,024             1,004         14,258
  Motor Carrier................       4,438                 --                 --                --             --
                                    -------           --------            -------           -------       --------
        Total operating
          expenses.............      64,501             83,115             24,504            10,727        133,368
                                    -------           --------            -------           -------       --------
            Operating income...      12,642             (9,581)             2,553             2,664         27,652
Interest and other expense.....      (4,934)              (630)              (421)             (685)        (7,021)
Minority interest in income of
  subsidiary...................      (1,672)                --                 --                --             --
                                    -------           --------            -------           -------       --------
      Income before income
        taxes..................       6,036            (10,211)             2,132             1,979         20,631
Provision for income taxes.....       1,570                 --                887               655          7,853
                                    -------           --------            -------           -------       --------
            Net income.........     $ 4,466           $(10,211)           $ 1,245           $ 1,324       $ 12,778
                                    =======           ========            =======           =======       ========
Weighted average shares
  outstanding:
  Basic........................       9,553
                                    =======
  Diluted......................      10,307
                                    =======
Earnings per share -- Basic....     $  0.47
                                    =======
Earnings per share --Diluted...     $  0.44
                                    =======
                                  PRO FORMA      CONSOLIDATED
                                 ADJUSTMENTS       BALANCES
                                 -----------     ------------
Operating revenues:
  Transportation -- railroad...     16,548(e)       306,810
  Manufacturing................         --           39,887
  Other........................         --           17,744
  Motor Carrier................         --            4,252
                                  --------         --------
        Total operating
          revenue..............     16,548          368,693
                                  --------         --------
Operating expenses:
  Transportation -- railroad...     (8,330)(f)      205,758
  Cost of goods sold --
    manufacturing..............         --           28,583
  Selling, general and
    administrative.............         --           37,094
                                      (783)(h)
                                    (6,783)(i)
  Depreciation and
    amortization...............      4,298(j)        29,744
                                       (98)(k)
                                      (483)(l)
                                     1,581(m)
  Motor Carrier................         --            4,438
                                  --------         --------
        Total operating
          expenses.............    (10,598)         305,618
                                  --------         --------
            Operating income...     27,146           63,075
Interest and other expense.....    (11,947)(n)      (52,360)
                                    (5,233)(o)
                                      (780)(p)
                                   (11,933)(q)
                                    (3,644)(r)
                                    (5,132)(s)
Minority interest in income of
  subsidiary...................         --           (1,672)
                                  --------         --------
      Income before income
        taxes..................    (11,523)           9,044
Provision for income taxes.....     (8,315)(t)        2,650
                                  --------         --------
            Net income.........     (3,209)           6,393
                                  ========         ========
Weighted average shares
  outstanding:
  Basic........................      8,241(u)        17,794
                                  ========         ========
  Diluted......................      7,712(v)        18,019
                                  ========         ========
Earnings per share -- Basic....                    $   0.30
                                                   ========
Earnings per share --Diluted...                    $   0.30
                                                   ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

BALANCE SHEET:

(a)  Represents the historical balance sheet as of September 30, 1999.

(b) Represents the following estimated adjustments to reflect the acquisition of RailTex, Inc. (the final purchase price allocation will be based upon a final determination of the fair values of the net assets acquired):

Purchase price                                               $189.6 million
Refinance of existing debt                                   $121.6 million
Estimated acquisition related costs and expenses             $ 12.0 million
                                                             ------
Total purchase price                                         $323.2 million
Sources of purchase price:
Issuance of 6.8 million shares of RailAmerica common stock   $ 51.2 million
New bank facility                                            $240.0 million
Available cash                                               $ 11.9 million
Proceeds from stock options                                  $ 11.1 million
Assumed sale by RailTex of specified interests               $  9.0 million
                                                             ------
Total sources                                                $323.2 million

     Under the terms of the merger agreement, if RailTex has not sold its interest in specified investments, the $9.0 million of cash consideration will be paid through the issuance of additional shares of RailAmerica common stock.

     Adjustments to historical financial statements of RailTex:

Property, plant and equipment                                $74.9 million
Goodwill                                                     $(4.8) million
Elimination of specified investments                         $(21.1) million
Elimination of RailTex deferred financing costs              $(1.3) million
Accrued liabilities                                          $(9.4) million
Deferred tax liability                                       $(23.7) million
Elimination of minority interest related to specified
  entities                                                   $11.6 million
Additional equity eliminated from assumed exercise of stock
  options                                                    $11.1 million

     Accrued liabilities represent severance costs which RailAmerica has accrued in accordance with EITF No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

(c) Represents the refinancing of the existing RailAmerica long-term debt including all related financing costs incurred by RailAmerica estimated at $11.1 million, which includes costs relating to the refinancing of existing RailAmerica long-term debt, as well as financing the acquisition of RailTex.

Existing RailAmerica long-term debt                          $257.7  million
Deferred financing costs                                     $ 13.0  million
Reduction from available cash                                $ (4.0) million
                                                             ------
Total new RailAmerica long-term debt                         $266.7 million

(d) Represents the write-off of $8.1 million of existing debt issuance costs which will be refinanced in connection with the acquisition of RailTex and $3.5 million of costs to extinguish certain indebtedness.

(e)  Reflects elimination of RailTex, Inc.'s historical equity accounts.

STATEMENT OF INCOME:

(a) Reflects the historical consolidated statement of income for the twelve months ended December 31, 1998 and the nine months ended September 30, 1999.

(b) Reflects the historical consolidated statement of income for the twelve months ended December 31, 1998 and the four months ended April 30, 1999.

(c) Reflects the historical consolidated statement of income for the twelve months ended December 31, 1998 and the seven months ended July 31, 1999.

(d) Reflects the historical consolidated statement of income for the twelve months ended December 31, 1998 and the eight months ended August 31, 1999.

(e) Reflects revenue from track access fees at V/Line Freight Corporation based upon the kilometers traveled times the agreed upon rate from other railroads with access to V/Line Freight's tracks.

(f) Reflects the reduction of V/Line Freight expenses resulting from the following: (i) outsourcing some maintenance functions, (ii) reimbursement of some maintenance costs from a third party and
     (iii) capitalization of track improvements.

(g) Reflects the elimination of costs incurred by RaiLink in connection with RailAmerica's acquisition of RaiLink. These costs had been expensed by RaiLink during 1999. No costs were incurred in 1998 relating to the RailAmerica acquisition.

(h) Reflects a reduction in RaiLink costs resulting from the following: (i) elimination of duplicative senior management positions, (ii) reduction in fuel costs based upon RailAmerica's negotiated prices and (iii) elimination of fees paid to directors of RaiLink and related expenses.

(i) Reflects a reduction in RailTex costs resulting from the following (i) elimination of duplicative management positions as well as RailTex's Chairman Emeritus, (ii) elimination of fees paid to directors of RailTex and related costs and (iii) elimination of certain duplicative public company costs.

(j) Reflects the increased depreciation and amortization due to the revaluation of V/Line Freight's property, plant and equipment and infrastructure lease.

(k) Reflects the decreased depreciation and amortization due to the revaluation of RaiLink's property, plant and equipment.

(l) Reflects the decreased depreciation and amortization due to the revaluation of Toledo, Peoria and Western's property, plant and equipment.

(m) Reflects the increased depreciation and amortization due to the revaluation of RailTex, Inc.'s property, plant and equipment.

(n) Reflects the increased interest expense on the V/Line Freight acquisition from a bridge loan and convertible debt issued less the elimination of historical interest expense. The interest rates and debt balances are as follows:

                                                                   INTEREST EXPENSE
                                                               -------------------------
                                 INTEREST      BEGINNING       DECEMBER 31,   APRIL 30,
                                   RATE     PRINCIPAL AMOUNT       1998          1999
                                 --------   ----------------   ------------   ----------
Bridge loan....................    13.0%     $95.0 million     $12,350,000    $4,117,000
Convertible debt...............     6.0%     $ 4.0 million         227,000        80,000
Less: Historical interest
  expense on extinguished
  debt.........................                                   (630,000)     (234,000)
                                                               -----------    ----------
                                                               $11,947,000    $3,963,000
                                                               ===========    ==========

(o) Reflects the increased interest expense on the RaiLink Ltd. acquisition from borrowing under a new bank facility and convertible debt issued in a private placement less the elimination of interest on liabilities not assumed. The interest rates and debt balances are as follows for the seven months ended July 31, 1999:

                                         INTEREST       BEGINNING         INTEREST
                                           RATE      PRINCIPAL AMOUNT     EXPENSE
                                         --------    ----------------    ----------
Bank facility..........................    9.5%       $48.1 million      $2,608,000
Convertible debt.......................    8.0%       $13.3 million         624,000
Existing debt assumed..................  Various      $ 8.8 million         262,000
Less: Historical interest expense on
  extinguished debt....................                                    (662,000)
                                                                         ----------
                                                                         $2,832,000
                                                                         ==========

     The interest rate and debt balances for the year ended December 31, 1998:

                                         INTEREST       BEGINNING         INTEREST
                                           RATE      PRINCIPAL AMOUNT     EXPENSE
                                         --------    ----------------    ----------
Bank facility..........................    9.5%       $48.1 million      $4,616,000
Convertible debt.......................    8.0%       $13.3 million       1,069,000
Existing debt assumed..................  Various      $ 4.0 million         258,000
Less: Historical interest expense on
  extinguished debt....................                                    (710,000)
                                                                         ----------
                                                                         $5,233,000
                                                                         ==========

     The effect of a 1/8% increase in interest rates on the new bank facility would result in an increase in interest expense of $71,000 and $122,000 for the seven months ended July 31, 1999 and the year ended December 31, 1998, respectively,

(p) Reflects the increased interest expense on the Toledo, Peoria and Western acquisition from borrowing under a new bank facility and convertible debt issued in a private placement less the elimination of interest on liabilities not assumed. The interest rates and debt balances are as follows for the eight months ended August 31, 1999:

                                         INTEREST       BEGINNING         INTEREST
                                           RATE      PRINCIPAL AMOUNT     EXPENSE
                                         --------    ----------------    ----------
Bank facility..........................    9.5%       $ 9.7 million      $  613,000
Convertible debt.......................    8.0%       $ 8.1 million         430,000
Less: Historical interest expense on
  extinguished debt....................                                    (537,000)
                                                                         ----------
                                                                         $  506,000
                                                                         ==========

     The interest rate and debt balances for the year ended December 31, 1998:

                                         INTEREST       BEGINNING         INTEREST
                                           RATE      PRINCIPAL AMOUNT     EXPENSE
                                         --------    ----------------    ----------
Bank facility..........................    9.5%       $ 9.4 million      $  889,000
Convertible debt.......................    8.0%       $ 8.1 million         645,000
Less: Historical interest expense on
  extinguished debt....................                                    (754,000)
                                                                         ----------
                                                                         $  780,000
                                                                         ==========

     The effect of a 1/8% increase in interest rates on the new bank facility would result in an increase in interest expense of $8,000 and $12,000 for the eight months ended August 31, 1999 and the year ended December 31, 1998, respectively,

(q) Reflects the increased interest expense on the RailTex, Inc. acquisition from borrowing under a new bank facility less the elimination of interest on liabilities not assumed. The interest rates and debt balances are as follows:

                                INTEREST      BEGINNING       DECEMBER 31,   SEPTEMBER 30,
                                  RATE     PRINCIPAL AMOUNT       1998           1999
                                --------   ----------------   ------------   -------------
Bank facility.................   9.5%       $243.8 million    $23,169,000     $19,658,000
Less: Historical interest
  expense on extinguished
  debt........................                                (11,236,000)     (7,903,000)
                                                              -----------     -----------
                                                              $11,933,000     $11,755,000
                                                              ===========     ===========


     The effect of a 1/8% increase in interest rates on the new bank facility would result in an increase in interest expense of $229,000 and $305,000 for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively. The pro forma adjustment assumes $385.0 million was borrowed under senior secured financing and $95.0 million was borrowed under bridge financing. However, if the amount of bridge financing is increased to $155.0 million, a portion of the deferred financing costs would be amortized over a shorter period.


(r) Reflects the increase in interest expense from the replacement of $61.9 million in RailAmerica's revolver with the new bank facility.

(s) Reflects net increase in amortization of deferred loan costs as a result of the new bank facility used to finance the above acquisitions as well as the RailAmerica debt refinancing.

(t) Reflects the income tax effect to the pro forma adjustments at an assumed income tax rate of 36% for V/Line Freight, 44.4% for RaiLink Ltd. and 40% for both Toledo, Peoria and Western and RailTex, Inc.

PER SHARE DATA:

(u) The weighted average shares -- basic gives effect to the 1.4 million shares issued by RailAmerica, Inc. in a private placement to partially fund the V/Line Freight acquisition and the 6.8 million shares assumed issued by RailAmerica, Inc. to partially fund the RailTex, Inc. acquisition.

(v) The weighted average shares -- diluted gives effect to the stock issuances reference in the basic calculation as well as two additional private placements, which occurred during 1999, as if they occurred at the beginning of the respective periods.

     (1) 464,400 shares of redeemable convertible preferred stock with a $25 liquidation value and a conversion price of $8.25.

     (2) $22.5 million of 6% junior convertible subordinated debentures, convertible at $10 per share.

     Pro forma net income (loss) per share is calculated as follows:

                                                          YEAR ENDED       NINE MONTHS ENDED
                                                       DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                       -----------------   ------------------
Income from continuing operations....................       $ 6,393             $10,732
Preferred stock dividends and accretion..............        (1,064)               (794)
                                                            -------             -------
Income from continuing operations available to
  common stockholders (basic)........................         5,329               9,938
Interest on convertible debt.........................            --*                855
Preferred stock dividends and accretion..............            --*                 --**
                                                            -------             -------
Income from continuing operations available to
  common stockholders (diluted)......................       $ 5,329             $10,793
                                                            =======             =======
Weighted average shares outstanding (basic)..........        17,794              18,210
Assumed exercise of options and warrants.............           225                 403
Assumed conversion of convertible securities.........            --*              3,476
                                                            -------             -------
Weighted average shares outstanding (diluted)........        18,019              22,089
                                                            =======             =======

 * Convertible securities are anti-dilutive and not included in the computation on a diluted basis.
** Convertible preferred stock is anti-dilutive and not included in the computation on a diluted basis.